Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLANS OF MERGER

dated as of

July 9, 2019

by and among

PIPER JAFFRAY COMPANIES,

RANGER HOLDINGS MERGER SUB LLC,

RANGER MERGER SUB INC.,

RANGER MORTGAGE FINANCE MERGER SUB LLC,

RANGER ADVISORS MERGER SUB LLC,

RANGER BROKER-DEALER MERGER SUB LLC,

SOP HOLDINGS, LLC,

SANDLER O’NEILL & PARTNERS CORP.,

SANDLER O’NEILL & PARTNERS, L.P.,

SANDLER O’NEILL MORTGAGE FINANCE L.P.,

SANDLER O’NEILL ADVISORS, L.P.

and

JAMES J. DUNNE III (AS REPRESENTATIVE)

i

Section 6.10	Company Shareholder Approval	75
Section 6.11	Marketable Securities	76

Article VII

Covenants of buyer

Section 7.01	Conduct of Buyer	76
Section 7.02	Director and Officer Liability	77

Article VIII

Covenants of Buyer, Holdings and the Company

Section 8.01	Efforts	78
Section 8.02	Certain Filings	80
Section 8.03	Employee Matters	80
Section 8.04	Certain Employee and Compensation Commitments	82
Section 8.05	[Reserved]	82
Section 8.06	Public Announcements	83
Section 8.07	Further Assurances	83
Section 8.08	Notices of Certain Events	83
Section 8.09	Name Change and Governance Matters	84
Section 8.10	Financing	84
Section 8.11	Broker-Dealer Merger	86
Section 8.12	Delivery of Financial Statements	86
Section 8.13	Restrictive Legend for Designated Shares	86

Article IX

Conditions

Section 9.01	Conditions to the Obligations of Each Party	87
Section 9.02	Conditions to the Obligations of the Buyer Parties	88
Section 9.03	Conditions to the Obligations of the Sandler Parties	89

Article X

Termination

Section 10.01	Termination	89
Section 10.02	Effect of Termination	90

Article XI

Representative

Section 11.01	Appointment	91

Schedules

Company Disclosure Schedule

Buyer Disclosure Schedule

Calculation Schedule

Schedule A — Ownership and Consideration Schedule

Schedule B — Distribution Schedule

AGREEMENT AND PLANS OF MERGER

AGREEMENT AND PLANS OF MERGER (this “Agreement”), dated as of July 9, 2019 (the “Signing Date”), by and among Piper Jaffray Companies, a Delaware corporation (“Buyer”), Ranger Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer Broker-Dealer (“Holdings Merger Sub”), Ranger Merger Sub Inc., a New York corporation and a wholly owned Subsidiary of Buyer Broker-Dealer (“Company Merger Sub”), Ranger Mortgage Finance Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“Mortgage Finance Merger Sub”), Ranger Advisors Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“Advisors Merger Sub”), Ranger Broker-Dealer Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer Broker-Dealer (“Ranger BD Merger Sub”), SOP Holdings, LLC, a Delaware limited liability company (“Holdings”), Sandler O’Neill & Partners Corp., a New York corporation (the “Company”), Sandler O’Neill Mortgage Finance, L.P., a Delaware limited partnership (“Sandler Mortgage Finance”), Sandler O’Neill Advisors, L.P., a Delaware limited partnership (“Sandler Advisors”) and Sandler O’Neill & Partners, L.P., a Delaware limited partnership (“Sandler Broker-Dealer”), and James J. Dunne III, as representative of the Sellers (the “Representative”).

WHEREAS, Holdings and International Bancshares Corporation (“IBOC”) collectively own, beneficially and of record, directly or indirectly (a) all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company and Class B Common Stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”), (b) all of the issued and outstanding membership interests in SOP Equipment, LLC, (c) all of the issued and outstanding membership interests in MFGP L.L.C., (d) all of the issued and outstanding membership interests in SOAGP L.L.C., (e) all of the issued and outstanding membership interests in Sandler O’Neill Real Estate Services, LLC, (f) all of the issued and outstanding partnership interests in Sandler Mortgage Finance, (g) all of the issued and outstanding partnership interests in Sandler Broker-Dealer, (h) all of the issued and outstanding partnership interests in Sandler Advisors, (i) all of the issued and outstanding membership interests in Sandler O’Neill Digital Asset Services, LLC, (j) all of the issued and outstanding membership interests in SOMF L.L.C. and (k) all of the issued and outstanding membership interests in Sandler O’Neill Hedging Services, LLC (each entity in clauses (b)-(k), being referred to individually as a “Company Subsidiary” and collectively as the “Company Subsidiaries”);

WHEREAS, as of the date hereof the Persons listed in Schedule A collectively own, beneficially and of record, (a) all of the issued and outstanding Class A Units of Holdings (the “Class A Units”, and each holder thereof, a “Class A Member”), (b) all of the issued and outstanding Class B Units of Holdings (the “Class B Units”, and each holder thereof, a “Class B Member”) and (c) all of the issued and outstanding Class C Units of Holdings (the “Class C Units”, and each holder thereof, a “Class C Member”, together with the Class A Members and Class B Members, the “Holdings Members” and, the Holdings Members, together with IBOC, the “Sellers”), which, together with the Class A Units and Class B Units, constitute all of the issued and outstanding limited liability company interests in Holdings (the “Holdings Units”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 18-209 of the DLLCA, at the Holdings Merger Effective Time, the parties intend to effect a merger of Holdings Merger Sub with and into Holdings, with Holdings being the Holdings Surviving Entity, and as a result of which Buyer shall be the sole member of the Holdings Surviving Entity;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, at the Mortgage Finance Merger Effective Time, the parties intend to effect a merger of Mortgage Finance Merger Sub with and into Sandler Mortgage Finance, with Sandler Mortgage Finance being the Mortgage Finance Surviving Entity, and as a result of which Holdings shall be the sole limited partner of the Mortgage Finance Surviving Entity;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, at the Advisors Merger Effective Time, the parties intend to effect a merger of Advisors Merger Sub with and into Sandler Advisors, with Sandler Advisors being the Advisors Surviving Entity, and as a result of which Holdings shall be the sole limited partner of the Advisors Surviving Entity;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Article 9 of the NYBCL, at the Company Merger Effective Time, the parties intend to effect a merger of Company Merger Sub with and into the Company, with the Company being the Company Surviving Corporation, and as a result of which Holdings shall be the sole shareholder of the Company Surviving Corporation;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, at the Sandler BD Merger Effective Time, the parties intend to effect a merger of Ranger BD Merger Sub with and into Sandler Broker-Dealer, with Sandler Broker-Dealer being the Sandler BD Surviving Entity, and as a result of which Buyer shall be the sole limited partner of the Sandler BD Surviving Entity;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 263 of the DGCL and Section 15-902 of the DRUPA, after the Sandler BD Merger Effective Time, the parties intend to effect a merger of Sandler Broker-Dealer with and into Buyer Broker-Dealer (the “Broker-Dealer Merger”), with Buyer Broker-Dealer being the surviving corporation;

WHEREAS, (a) James J. Dunne III, in his capacity as manager of Holdings (the “Manager”), has determined that this Agreement and Transactions, including the Holdings Merger, are fair to and in the best interests of Holdings and the Holdings Members, and has approved, adopted and declared advisable this Agreement and the Transactions, including the Holdings Merger, (b) the board of directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the Transactions, including the Company Merger, are fair to and in the best interests of the Company and holders of the Company Shares (the “Company Shareholders”) and has approved, adopted and declared advisable and resolved to recommend that the Company Shareholders approve and adopt this Agreement and the

Transactions, including the Company Merger, and (c) each of the general partners of Sandler Mortgage Finance, Sandler Advisors and Sandler Broker-Dealer has determined that this Agreement and Transactions, including the Mortgage Finance Merger, Advisors Merger and the Sandler BD Merger, as applicable, are fair to and in the best interests of such party and such party’s general partners and limited partners, and has approved, adopted and declared advisable this Agreement and the Transactions, including the Mortgage Finance Merger, Advisors Merger or Sandler BD Merger, as applicable;

WHEREAS, (a) the board of directors of Buyer (“Buyer Board”) has determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and Buyer’s stockholders, and has approved, adopted and declared advisable this Agreement and the Transactions, (b) the sole member of Holdings Merger Sub has determined that this Agreement and the Transactions, including the Holdings Merger, are fair to and in the best interests of Holdings Merger Sub and the sole member, and has approved, adopted and declared advisable this Agreement and the Holdings Merger, (c) each of the board of directors of Company Merger Sub and the sole shareholder of Company Merger Sub has unanimously determined that this Agreement and the Transactions, including the Company Merger, are fair to and in the best interests of the Company Merger Sub and its sole shareholder, and has approved and adopted this Agreement and the Transactions, including the Company Merger, (d) the sole member of Mortgage Finance Merger Sub and Advisors Merger Sub has determined that this Agreement and the Transactions, including the Mortgage Finance Merger and the Advisors Merger, are fair to and in the best interests of such entity and such sole member, and has approved, adopted and declared advisable this Agreement and the Transactions, including the Mortgage Finance Merger and Advisors Merger Sub, as applicable, and (e) each of the board of directors of Ranger BD Merger Sub and the sole stockholder of Ranger BD Merger Sub has unanimously determined that this Agreement and the Sandler BD Merger are fair to and in the best interests of Ranger BD Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the Transactions, including the Ranger BD Merger Sub; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Class A Members and Class C Members and other key employees of the Company and the Company Subsidiaries (the “Key Employees”), each as identified in Section 1.01(a) of the Company Disclosure Schedule, are entering into employment agreements with Buyer or a Subsidiary of Buyer, which include, among other things, non-solicitation and non-competition provisions, without which Buyer would not be willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. Capitalized terms used in this Agreement, including any schedule or attachment thereto, and including any amendment thereof, shall have the following meanings:

“2019 Bonuses” is defined in Section 8.04(a) of this Agreement.

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and the Company Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 15% or more of any class of equity, ownership interests, membership interests, partnership interests, or voting securities of the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company Subsidiaries or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and the Company Subsidiaries.

“Action” is defined in Section 4.11 of this Agreement.

“Actively Employed” is defined in Section 2.07(c) of this Agreement.

“Advisers Act” is defined in Section 4.14(b) of this Agreement.

“Advisors Certificate of Merger” is defined in Section 2.04(a) of this Agreement.

“Advisors Merger” is defined in Section 2.04(b) of this Agreement.

“Advisors Merger Effective Time” is defined in Section 2.04(a) of this Agreement.

“Advisors Merger Sub” is defined in the Preamble of this Agreement.

“Advisors Surviving Entity” is defined in Section 2.04(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble of this Agreement.

“Anti-Corruption Laws” is defined in Section 4.12(b) of this Agreement.

“Anti-Money Laundering Laws” is defined in Section 4.12(c) of this Agreement.

“Anti-Money Laundering Program” is defined in Section 4.12(c) of this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time.

“Asset Allocation” is defined in Section 2.10 of this Agreement.

“Bankruptcy and Equity Exceptions” is defined in Section 4.02 of this Agreement.

“Broker-Dealer Merger” is defined in the Recitals of this Agreement.

“Burdensome Condition” is defined in Section 8.01(d) of this Agreement.

“business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Minneapolis, Minnesota are authorized or required by Applicable Law to close.

“Buyer” is defined in the Preamble of this Agreement.

“Buyer 401(k) Plan” is defined in Section 8.03(d) of this Agreement.

“Buyer Board” is defined in the Recitals of this Agreement.

“Buyer Broker-Dealer” means Piper Jaffray & Co., a Delaware corporation.

“Buyer Common Stock” is defined in Section 2.07(a)(i) of this Agreement.

“Buyer Contract” is defined in Section 5.10(a) of this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Buyer to the Company, Holdings and the Representative prior to execution of this Agreement.

“Buyer Financial Statements” is defined in Section 5.06(b) of this Agreement.

“Buyer Investment Advisor Subsidiaries” means Piper Jaffray Investment Management LLC, PJC Capital Partners LLC, Piper Jaffray & Co. and Advisory Research Inc.

“Buyer Parties” means Buyer, Holdings Merger Sub, Company Merger Sub, Mortgage Finance Merger Sub, Advisors Merger Sub and Ranger BD Merger Sub.

“Buyer Permits” is defined in Section 5.09(a) of this Agreement.

“Buyer SEC Documents” is defined in Section 5.06(a) of this Agreement.

“Buyer Securities” is defined in Section 5.05(d) of this Agreement.

“Calculation Schedule” is defined in Section 6.06(a) of this Agreement.

“Capital Rule” is defined in Section 4.14(c) of this Agreement.

“Cash Consideration” is defined in Section 2.07(a)(ii) of this Agreement.

“Class A Member” is defined in the Recitals of this Agreement.

“Class B Member” is defined in the Recitals of this Agreement.

“Class C Member” is defined in the Recitals of this Agreement.

“Class A Units” is defined in the Recitals of this Agreement.

“Class B Units” is defined in the Recitals of this Agreement.

“Class C Units” is defined in the Recitals of this Agreement.

“Client” means, with respect to a Person, any other Person to whom such Person or any of its Subsidiaries provides any product or service.

“Closing” is defined in Section 2.01 of this Agreement.

“Closing Date” is defined in Section 2.01 of this Agreement.

“Closing TBV” is defined in Section 6.06(d)(ii) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble of this Agreement.

“Company 401(k) Plan” is defined in Section 8.03(c) of this Agreement.

“Company Board” is defined in the Recitals of this Agreement.

“Company By-Laws” means the by-laws of the Company, as amended through October 24, 2001.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company, dated as of August 9, 1988, as amended on November 30, 1989.

“Company Certificate of Merger” is defined in Section 2.05(a) of this Agreement.

“Company Disclosure Schedule” means the Company disclosure schedule dated as of the date hereof regarding this Agreement that has been provided to Buyer prior to the execution of this Agreement.

“Company Merger” is defined in Section 2.05(b) of this Agreement.

“Company Merger Effective Time” is defined in Section 2.05(a) of this Agreement.

“Company Merger Sub” is defined in the Preamble of this Agreement.

“Company Registered IP” is defined in Section 4.19(a) of this Agreement.

“Company Shareholder Approval” is defined in Section 6.10 of this Agreement.

“Company Shareholders” is defined in the Recitals of this Agreement.

“Company Shares” is defined in the Recitals of this Agreement.

“Company Software” means all Software owned or purported to be owned by, or developed by or for, the Company or any Company Subsidiary.

“Company Subsidiaries” is defined in the Recitals of this Agreement.

“Company Subsidiary” is defined in the Recitals of this Agreement.

“Company Subsidiary Securities” is defined in Section 4.06(b) of this Agreement.

“Company Surviving Corporation” is defined in Section 2.05(b) of this Agreement.

“Confidentiality Agreement” is defined in Section 6.04 of this Agreement.

“Consent Time” is defined in Section 6.10 of this Agreement.

“Continuing Employees” is defined in Section 8.03(a) of this Agreement.

“Contract” means any contract, agreement, commitment, instrument, lease, license, note, mortgage, indenture, arrangement or other obligation, in each case that is legally binding and excluding any Employee Plan.

“D&O Indemnified Person” is defined in Section 7.02(a) of this Agreement.

“Debt Financing” is defined in Section 8.10(a) of this Agreement.

“Debt Pay-Off Letter” is defined in Section 6.07 of this Agreement.

“Designated Shares” is defined in Section 8.13(a) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” is defined in Section 12.05 of this Agreement.

“Disputed Items” is defined in Section 6.06(d)(iv) of this Agreement.

“Dissenting Company Shares” is defined in Section 2.11 of this Agreement.

“Distributing Entities” is defined in Section 6.06(b)(ii) of this Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRUPA” means the Delaware Revised Uniform Partnership Act.

“Employee Plan” is defined in Section 4.18(a) of this Agreement.

“End Date” is defined in Section 10.01(b)(i) of this Agreement.

“Environmental Law” means any Applicable Law, or any agreement with any Governmental Authority or other third party, relating to: (i) the control, presence or exposure to any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, recycling or transportation, (iii) the environment or (iv) Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Company Subsidiary as conducted as of the date of this Agreement.

“Equity Consideration” is defined in Section 2.07(a)(i) of this Agreement.

“Equity Consideration Restricted Stock Agreements” is defined in Section 2.07(a)(i) of this Agreement.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, or any other equity or voting securities or interests in, including any securities or rights convertible into or exercisable or exchangeable for or any options, warrants or other rights to acquire or receive any equity or voting securities or interests in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ERISA Plans” is defined in Section 4.18(a) of this Agreement.

“Escrow Account” in defined in Section 6.06(d)(iii) of this Agreement.

“Escrow Agent” in defined in Section 6.06(d)(iii) of this Agreement.

“Escrow Agreement” in defined in Section 6.06(d)(iii) of this Agreement.

“Escrow Amount” in defined in Section 6.06(d)(iii) of this Agreement.

“Estimated TBV” is defined in Section 6.06(b)(i) of this Agreement.

“Estimated TBV Measurement Date” means the expected Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Excluded Interests” means (a) with respect to any Sandler Party, any Equity Interest of such Sandler Party owned by any Sandler Entity and (b) any Dissenting Company Shares.

“Final TBV” is defined in Section 6.06(d)(iv) of this Agreement.

“Financial Services Group” means the combined financial services group of the Buyer and the Company after the Closing.

“FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including the National Association of Securities Dealers, Inc.

“FINRA Approval” is defined in Section 4.03 of this Agreement.

“FOCUS Report” is defined in Section 4.14(d) of this Agreement.

“Form BD” is defined in Section 4.14(d) of this Agreement.

“Fraud” means fraud that is committed by making an intentionally or willfully deceptive misrepresentation of a material fact in making the representations and warranties set forth in this Agreement or in the certificate contemplated by Section 9.02(a) or Section 9.03(a), as applicable.

“GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission, official, body or other governmental entity or instrumentality, including any political subdivision thereof and any non-governmental self-regulatory agency, commission or authority, including the SEC and FINRA.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics or otherwise regulated under any Environmental Law, including petroleum compounds, asbestos-containing material, lead paint and plumbing and mold.

“Holdings” is defined in the Preamble of this Agreement.

“Holdings Certificate of Formation” means the certificate of formation of Holdings, dated as of October 28, 2010.

“Holdings Certificate of Merger” is defined in Section 2.02(a) of this Agreement.

“Holdings Financial Statements” is defined in Section 4.07(a) of this Agreement.

“Holdings Members” is defined in the Recitals of this Agreement.

“Holdings Merger” is defined in Section 2.02(b) of this Agreement.

“Holdings Merger Effective Time” is defined in Section 2.02(a) of this Agreement.

“Holdings Merger Sub” is defined in the Preamble of this Agreement.

“Holdings Surviving Entity” is defined in Section 2.02(b) of this Agreement.

“Holdings Units” is defined in the Recitals of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” is defined in Section 4.03 of this Agreement.

“IBOC” is defined in the Recitals of this Agreement.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing (“Funded Indebtedness”), (b) all indebtedness for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (c) any other indebtedness that is evidenced by a note, bond, debenture, or similar instrument, (d) all obligations under leases accounted for as financing or capital leases under GAAP, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Sandler Entities not constituting a capital lease, (g) letters of credit, (h) net obligations under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations and (i) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

“Independent Accountant” is defined in Section 6.06(d)(iv) of this Agreement.

“Insurance Policies” is defined in Section 4.16(a) of this Agreement.

“Intellectual Property” means all rights in and to any of the following in any jurisdiction throughout the world: (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (the “Trademarks”); (ii) inventions and discoveries, whether patentable or not; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof;

(iii) trade secrets, confidential business information, proprietary information, in each case, whether or not reduced to any medium, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (collectively, the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) data, database rights and domain names; and (vi) any other intellectual property or proprietary rights.

“Investment Company Act” is defined in Section 4.14(b) of this Agreement.

“IRS” is defined in Section 2.08(b)(ii) of this Agreement.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, data, databases, and all other information technology equipment, and all associated documentation owned or used by the Company or the Company Subsidiaries (including through cloud-based or other third-party service providers).

“Key Employees” is defined in the Recitals of this Agreement.

“knowledge” means, with respect to the Company or Holdings, the knowledge of the individuals listed in Section 1.01(b) of the Company Disclosure Schedule after reasonable inquiry and, with respect to Buyer, means the knowledge of the individuals listed in Section 1.01(c) of the Buyer Disclosure Schedule after reasonable inquiry.

“Leased Real Property” is defined in Section 4.21 of this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Limited Partnerships” means, collectively, Sandler Mortgage Finance, Sandler Advisors and Sandler Broker-Dealer.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of January 3, 2011.

“Losses” means any losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), costs and expenses (including interest, fines, penalties and fees and attorneys’ and accountants’ fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any proceeding), including any of the foregoing arising under, out of or in connection with any Action, Applicable Law, or Contract.

“Manager” is defined in the Recitals of this Agreement.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact or change that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect arising out of, resulting from or related to (A) any changes resulting from global, national or regional economic, regulatory or political conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (B) any changes generally affecting the industries or markets in which such Person and its Subsidiaries operate, (C) any occurrence, outbreak, escalation or material worsening of acts of terrorism, war or acts of God, floods, hurricanes or other natural disasters, national or international political or social conditions, (D) any act expressly required under this Agreement or taken at the express written request of the other party to this Agreement, (E) changes after the date hereof in Applicable Law, GAAP or regulatory accounting requirements, (F) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof that are not otherwise excluded pursuant to this definition, (G) the announcement of this Agreement or pendency of the Transactions; except with respect to clauses (A), (B), (C) and (E) above, to the extent that such effect or change has disproportionately adversely affected such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate; or (ii) which prevents such Person from consummating the Transactions prior to the End Date.

“Mergers” means, collectively, the Holdings Merger, the Company Merger, the Mortgage Finance Merger, the Advisors Merger, the Sandler BD Merger and the Broker-Dealer Merger.

“Mortgage Finance Certificate of Merger” is defined in Section 2.03(a) of this Agreement.

“Mortgage Finance Merger Effective Time” is defined in Section 2.03(a) of this Agreement.

“Mortgage Finance Merger” is defined in Section 2.03(b) of this Agreement.

“Mortgage Finance Merger Sub” is defined in the Preamble of this Agreement.

“Mortgage Finance Surviving Entity” is defined in Section 2.03(b) of this Agreement.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Non-Party Affiliates” is defined in Section 12.16 of this Agreement.

“Notice of Objection” is defined in Section 6.06(d)(iv) of this Agreement.

“NYBCL” means the New York Business Corporation Law.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement, each as amended, and (d) with respect to any other person, the organizational, constituent and/or governing documents and/or instruments of such person.

“Permitted Equity Liens” means: (i) generally applicable transfer restrictions under (A) Applicable Law related to federal and state securities, and (B) general corporation laws of the applicable jurisdiction of formation of the Person in question, provided in each case that such restrictions do not conflict with the transactions contemplated by this Agreement; (ii) Liens caused or created by Buyer; and (iii) inchoate statutory Liens for taxes that are not yet due and payable.

“Permitted Liens” means (i) Liens relating to purchase money security interests entered into in the ordinary course of business for amounts that are not overdue; (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens (including Liens created by operation of Applicable Law (other than Liens for Taxes)) incurred in the ordinary course of business for amounts that are not overdue or which are being contested in good faith and for which adequate reserves are maintained on the financial statements of the Company in accordance with GAAP, (iii) Liens for Taxes (and assessments and other governmental charges) not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are maintained on the financial statements of the Company in accordance with GAAP, (iv) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure Contracts with Governmental Authorities and similar obligations, (v) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (vi) any conditions that may be shown by a current survey or physical inspection, (vii) zoning, building, subdivision or other similar requirements or restrictions, (viii) nonexclusive licenses of Intellectual Property, and (ix) any other imperfections of title or Liens which would not, individually or in the aggregate, materially impair the financial conditions or results of operations of the Company and the Company Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual or device, and any other personal information that is subject to any Applicable Law.

“Pooled Vehicle” means any of the following: (i) hedge funds, private equity funds, commodity pools or other pooled investment vehicles, regardless of type or asset class (including any direct co-investments alongside or in coordination with such vehicles); (ii) asset-backed securities, asset-backed commercial paper, residential mortgage-backed securities, collateralized loan obligations, collateralized debt obligations or other similar instruments; (iii) registered investment companies, business development companies or small business investment companies; or (iv) joint ventures.

“Post-Closing Distribution” is defined in Section 6.06(c) of this Agreement.

“Post-Closing Distribution Amount” is defined in Section 6.06(c) of this Agreement.

“Post-Closing Distribution Date” is defined in Section 6.06(e) of this Agreement.

“Pre-Closing Distribution” is defined in Section 6.06(b)(ii) of this Agreement.

“Pre-Closing Distribution Amount” is defined in Section 6.06(b)(ii) of this Agreement.

“Pre-Closing Distribution Declaration Date” is defined in Section 6.06(b)(ii) of this Agreement.

“Pre-Closing Distribution Payment Date” is defined in Section 6.06(b)(ii) of this Agreement.

“Pre-Closing Distribution Record Date” is defined in Section 6.06(b)(ii) of this Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Straddle Period, the portion of the Straddle Period that ends on (and includes) the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 6.04(b)(i) of this Agreement.

“Privacy and Security Policies” is defined in Section 4.20(e) of this Agreement.

“Purchase Price” is defined in Section 2.07(a) of this Agreement.

“Ranger BD Merger Sub” is defined in the Preamble of this Agreement.

“Related Party” means (i) each Person who owns, directly or indirectly, at least 10% of the Company’s outstanding equity interests, (ii) the Manager and each individual who is an officer or director of the Company or any Company Subsidiary, (iii) each Affiliate of any of the Persons referred to in clause (i) or (ii) above, and (iv) any trust in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representative” is defined in the Preamble of this Agreement.

“Representative Reimbursement Amount” is defined in Section 11.03 of this Agreement.

“Representatives” is defined in Section 6.03 of this Agreement.

“Required Governmental Authorizations” is defined in Section 4.03 of this Agreement.

“Retention Pool” is defined in Section 8.04(b) of this Agreement.

“Retention Pool Schedule” is defined in Section 8.04(b) of this Agreement.

“Sanctioned Country” is defined in Section 4.12(d) of this Agreement.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government), (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom and/or (v) the respective governmental institutions of any of the foregoing.

“Sandler Advisors” is defined in the Preamble of this Agreement.

“Sandler BD Certificate of Merger” is defined in Section 2.06(a) of this Agreement.

“Sandler BD Merger” is defined in Section 2.06(b) of this Agreement.

“Sandler BD Merger Effective Time” is defined in Section 2.06(a) of this Agreement.

“Sandler BD Surviving Entity” is defined in Section 2.06(b) of this Agreement.

“Sandler Broker-Dealer” is defined in the Preamble of this Agreement.

“Sandler Entities” means Holdings, the Company and the Company Subsidiaries, collectively.

“Sandler Indemnified Parties” is defined in Section 8.10(c) of this Agreement.

“Sandler Material Contract” is defined in Section 4.13(a) of this Agreement.

“Sandler Mortgage Finance” is defined in the Preamble of this Agreement.

“Sandler Parties” means Holdings, the Company, Sandler Broker-Dealer, Sandler Mortgage Finance and Sandler Advisors.

“Sandler Party Securities” is defined in Section 4.05(d) of this Agreement.

“Sandler Permits” is defined in Section 4.12(a) of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Recitals of this Agreement.

“Sellers” is defined in the Recitals of this Agreement.

“Senior Managing Principal” means Jonathan J. Doyle.

“Signing Date” is defined in the Preamble of this Agreement.

“Software” means all (i) computer programs and other software, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including libraries, subroutines and other components thereof, (ii) databases, compilations and collections of data, including all data and information included in such databases, compilations or collections, whether machine readable or otherwise, (iii) descriptions, flow charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, command structures, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including development, diagnostic, support, user and training documentation relating to any of the foregoing.

“Specified Action” is defined in Section 6.06(d) of this Agreement.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Returns” is defined in Section 6.04(b)(ii) of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which such Person or one or more of its Subsidiaries (i) directly or indirectly owns or controls at least a majority of the capital stock or ownership interests or (ii) is a general partner, manager, managing member or equivalent.

“Takeover Statute” is defined in Section 4.23 of this Agreement.

“Tangible Book Value” means, as of the close of business on a specified date, the amount in U.S. dollars equal to (a) the book value of the assets of Holdings on a consolidated basis with the minority interests held by IBOC minus (b) the book value of the liabilities of Holdings on a consolidated basis with the minority interests held by IBOC, in each case, as determined in accordance with Section 6.06(a) and the Calculation Schedule; provided that such liabilities shall include, without duplication, (i) all unpaid out of pocket expenses, costs and fees to be paid by the Sandler Entities (or any of their Affiliates or successors) to third party advisors in connection with the consummation of the Transactions, (ii) all unpaid 2019 Bonuses and the portion of unpaid 2020 bonuses allocated to the pre-Closing period, (iii) all Taxes for any Pre-Closing Tax Period with respect to any Sandler Entity which the Sellers have not paid, or caused to be paid, in full to the relevant Taxing Authority, and (iv) fifty percent (50%) of all Transfer Taxes contemplated by Section 6.05(e), in case of clauses (i) through (iv), including Holdings’ good faith estimate of all such liabilities to be incurred after such specified date and on or prior to the Closing Date, regardless of whether such expense would otherwise have been accrued as of such specified date. With respect to any Straddle Period included in any Pre-Closing Tax Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined on an interim closing of the books basis as of the close of business on the Closing Date (and for such purpose the taxable period of any Sandler Entity shall be deemed to terminate at such time), except for property, ad valorem and similar Taxes, which shall be prorated on a daily basis.

“Tax” means any tax, charge, fee, levy, withholding, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).

“Tax Proceeding” is defined in Section 6.04(d) of this Agreement.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Return Representative” means May F. Della Pietra.

“TBV Adjustment Amount” means the amount (if any), which may be positive or negative, equal to (a) the Final TBV minus (b) subject to Section 6.06(b)(ii), $100,000,000 minus (c) subject to Section 6.06(d)(iv), the fees and expenses to be borne by the Sellers of any Independent Accounting Firm engaged pursuant to Section 6.06(d)(iv), minus (d) the Representative Reimbursement Amount, if any.

“TBV Holdback Amount” means an amount in cash equal to the greater of (i) 20% of the excess of the Estimated TBV over $100,000,000 and (ii) $7,500,000.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” is defined in Section 6.05(e) of this Agreement.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and any state or local equivalent.

“Wire Schedule” is defined in Section 2.07(e) of this Agreement.

Section 1.02                             Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “made available” (or words of similar import) in respect of information or documents made available (or words of similar import) by or on behalf of any Sandler Entity mean any information or documents made available to Buyer not later than 5:00 p.m. New York City time on the day prior to the Signing Date in the virtual data room maintained on behalf of the Company for the transactions contemplated by this Agreement and titled “Sandler Dataroom”.

Except for purposes of the Company Disclosure Schedule, the Buyer Disclosure Schedule or as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE II

MERGERS; CLOSING; CLOSING DELIVERIES

Section 2.01                             Time and Place of Closing. Subject to the provisions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10 a.m., local time, (i) if the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) are satisfied or waived on or before December 18, 2019, then on January 3, 2020, (ii) if such conditions are not satisfied or waived on or before December 18, 2019, then on the first Friday that is a business day at least ten (10) business days following the satisfaction or waiver of such conditions or (iii) on such other date and time and at such place as may be mutually agreed by Buyer and Holdings. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.02                             Holdings Merger.

(a)                                 Holdings Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Holdings Merger Sub and Holdings shall duly execute and file a certificate of merger (the “Holdings Certificate of Merger”) in accordance with the applicable provisions of the DLLCA. The Holdings Merger shall become effective on the Closing Date at such time as the Holdings Certificate of Merger is duly filed with the office of the Secretary of State of the State of Delaware, unless Holdings Merger Sub and Holdings shall agree to specify a subsequent time on the Closing Date in the Holdings Certificate of Merger, in which case the Holdings Merger shall become effective at such subsequent time. The date and time at which the Holdings Merger shall so become effective is herein referred to as the “Holdings Merger Effective Time.”

(b)                                 Holdings Merger. At the Holdings Merger Effective Time, in accordance with this Agreement and Section 18-209 of the DLLCA, Holdings Merger Sub shall be merged with and into Holdings (the “Holdings Merger”), the separate existence of Holdings Merger Sub shall cease and Holdings shall continue as the surviving entity (the “Holdings Surviving Entity”).

(c)                                  Effects of Holdings Merger. The Holdings Merger shall have the effects provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Holdings Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Holdings and Holdings Merger Sub shall vest in the Holdings Surviving Entity, and all claims, obligations, liabilities, debts and duties of Holdings and Holdings Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Holdings Surviving Entity.

(d)                                 Conversion and Cancellation of Interests. At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without any action on the part of any Holdings Member or on the part of the sole member of Holdings Merger Sub:

(i)                                     Each Holdings Unit issued and outstanding immediately prior to the Holdings Merger Effective Time (other than any Holdings Unit that is an Excluded Interest) shall be converted into the right to receive a portion of the Purchase Price and of the Post-Closing Distribution (if any), allocated in accordance with Section 2.07, and shall no longer be outstanding, shall be cancelled and shall cease to exist.

(ii)                                  Each Holdings Unit that is an Excluded Interest shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)                               Each member interest of Holdings Merger Sub issued and outstanding immediately prior to the Holdings Merger Effective Time shall be converted into one Class A Unit, one Class B Unit and one Class C Unit of the Holdings Surviving Entity.

(e)                                  Holdings Organizational Documents. The Organizational Documents of Holdings as in effect immediately prior to the Holdings Merger Effective Time (except that references therein to the name of Holdings shall be replaced by references to “Piper SOP Legacy Holdings LLC”), shall be the Organizational Documents of the Holdings Surviving Entity, until thereafter amended in accordance with the terms thereof and Applicable Law.

(f)                                   Holdings Manager and Officers. From and after the Holdings Merger Effective Time (i) the manager of Holdings Merger Sub shall become the manager of the

Holdings Surviving Entity and (ii) the officers of Holdings Merger Sub shall become the officers of the Holdings Surviving Entity, in each case, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Holdings Surviving Entity and Applicable Law.

Section 2.03                             Mortgage Finance Merger.

(a)                                 Mortgage Finance Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Mortgage Finance Merger Sub and Sandler Mortgage Finance shall duly execute and file a certificate of merger (the “Mortgage Finance Certificate of Merger”) in accordance with the applicable provisions of the DRUPA and the DLLCA. The Mortgage Finance Merger shall become effective on the Closing Date at such time following the Holdings Merger Effective Time as the Mortgage Finance Certificate of Merger is duly filed with the office of the Secretary of State of the State of Delaware, unless Mortgage Finance Merger Sub and Sandler Mortgage Finance shall agree to specify a subsequent time on the Closing Date in the Mortgage Finance Certificate of Merger, in which case the Mortgage Finance Merger shall become effective at such subsequent time. The date and time at which the Mortgage Finance Merger shall so become effective is herein referred to as the “Mortgage Finance Merger Effective Time.”

(b)                                 Mortgage Finance Merger. At the Mortgage Finance Merger Effective Time, in accordance with this Agreement, Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, Mortgage Finance Merger Sub shall be merged with and into Sandler Mortgage Finance (the “Mortgage Finance Merger”), the separate existence of Mortgage Finance Merger Sub shall cease and Sandler Mortgage Finance shall continue as the surviving entity (the “Mortgage Finance Surviving Entity”).

(c)                                  Effects of Mortgage Finance Merger. The Mortgage Finance Merger shall have the effects provided in the applicable provisions of the DRUPA and the DLLCA. Without limiting the generality of the foregoing, at the Mortgage Finance Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Sandler Mortgage Finance and Mortgage Finance Merger Sub shall vest in the Mortgage Finance Surviving Entity, and all claims, obligations, liabilities, debts and duties of Sandler Mortgage Finance and Mortgage Finance Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Mortgage Finance Surviving Entity.

(d)                                 Conversion and Cancellation of Interests. At the Mortgage Finance Merger Effective Time, by virtue of the Mortgage Finance Merger and without any action on the part of any holder of partnership interests of Sandler Mortgage Finance or on the part of the sole member of Mortgage Finance Merger Sub:

(i)                                     Each limited partnership interest of Sandler Mortgage Finance issued and outstanding immediately prior to the Mortgage Finance Merger Effective Time (other than any Excluded Interests of Sandler Mortgage Finance) shall be converted into the right to receive a portion of the Purchase Price and of the Post-Closing Distribution (if any), allocated in accordance with Section 2.07, and shall no longer be outstanding, shall be cancelled and shall cease to exist.

(ii)                                  Each limited partnership interest of Sandler Mortgage Finance that is an Excluded Interest shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)                               Each general partnership interest of Sandler Mortgage Finance issued and outstanding immediately prior to the Mortgage Finance Merger Effective Time shall be unchanged and remain one general partnership interest of the Mortgage Finance Surviving Entity.

(iv)                              Each member interest of Mortgage Finance Merger Sub issued and outstanding immediately prior to the Mortgage Finance Merger Effective Time shall be converted into one limited partnership interest of the Mortgage Finance Surviving Entity.

(e)                                  Mortgage Finance Organizational Documents. The Organizational Documents of Sandler Mortgage Finance as in effect immediately prior to the Mortgage Finance Merger Effective Time (except that references therein to the name of Sandler Mortgage Finance shall be replaced by references to “Piper Sandler Mortgage Finance LP”), shall be the Organizational Documents of the Mortgage Finance Surviving Entity, until thereafter amended in accordance with the terms thereof and Applicable Law.

Section 2.04                             Advisors Merger.

(a)                                 Advisors Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Advisors Merger Sub and Sandler Advisors shall duly execute and file a certificate of merger (the “Advisors Certificate of Merger”) in accordance with the applicable provisions of the DRUPA and the DLLCA. The Advisors Merger shall become effective on the Closing Date at such time following the Holdings Merger Effective Time as the Advisors Certificate of Merger is duly filed with the office of the Secretary of State of the State of Delaware, unless Advisors Merger Sub and Sandler Advisors shall agree to specify a subsequent time on the Closing Date in the Advisors Certificate of Merger, in which case the Advisors Merger shall become effective at such subsequent time. The date and time at which the Advisors Merger shall so become effective is herein referred to as the “Advisors Merger Effective Time.”

(b)                                 Advisors Merger. At the Advisors Merger Effective Time, in accordance with this Agreement, Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, Advisors Merger Sub shall be merged with and into Sandler Advisors (the “Advisors Merger”), the separate existence of Advisors Merger Sub shall cease and Sandler Advisors shall continue as the surviving entity (the “Advisors Surviving Entity”).

(c)                                  Effects of Advisors Merger. The Advisors Merger shall have the effects provided in the applicable provisions of the DRUPA and the DLLCA. Without limiting the generality of the foregoing, at the Advisors Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Sandler Advisors and Advisors Merger Sub shall vest in the Advisors Surviving Entity, and all claims, obligations, liabilities, debts and duties of Sandler Advisors and Advisors Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Advisors Surviving Entity.

(d)                                 Conversion and Cancellation of Interests. At the Advisors Merger Effective Time, by virtue of the Advisors Merger and without any action on the part of any holder of partnership interests of Sandler Advisors or on the part of the sole member of Advisors Merger Sub:

(i)                                          Each limited partnership interest of Sandler Advisors issued and outstanding immediately prior to the Advisors Merger Effective Time (other than any Excluded Interests of Sandler Advisors) shall be converted into the right to receive a portion of the Purchase Price and of the Post-Closing Distribution (if any), allocated in accordance with Section 2.07, and shall no longer be outstanding, shall be cancelled and shall cease to exist.

(ii)                                       Each limited partnership interest of Sandler Advisors that is an Excluded Interest shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)                                    Each general partnership interest of Sandler Advisors issued and outstanding immediately prior to the Advisors Merger Effective Time shall be unchanged and remain one general partnership interest of the Advisors Surviving Entity.

(iv)                                   Each member interest of Advisors Merger Sub issued and outstanding immediately prior to the Advisors Merger Effective Time shall be converted into one limited partnership interest of the Advisors Surviving Entity.

(e)                                  Advisors Organizational Documents. The Organizational Documents of Sandler Advisors as in effect immediately prior to the Advisors Merger Effective Time (except that references therein to the name of Sandler Advisors shall be replaced by references to “Piper Sandler Advisors LP”), shall be the Organizational Documents of the Advisors Surviving Entity, until thereafter amended in accordance with the terms thereof and Applicable Law.

Section 2.05                             Company Merger.

(a)                                      Company Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Company Merger Sub and the Company shall duly execute and file a certificate of merger (the “Company Certificate of Merger”) in accordance with the applicable provisions of the NYBCL. The Company Merger shall become effective on the Closing Date at such time following the Mortgage Finance Merger Effective Time and the Advisors Merger Effective Time as the Company Certificate of Merger is duly filed by the office of the New York Department of State. The date and time at which the Company Merger shall so become effective is herein referred to as the “Company Merger Effective Time”.

(b)                                      Company Merger. At the Company Merger Effective Time, in accordance with this Agreement and Article 9 of the NYBCL, Company Merger Sub shall be merged with and into the Company (the “Company Merger”), the separate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Company Surviving Corporation”).

(c)                                  Effects of Company Merger. The Company Merger shall have the effects provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, at the Company Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Company Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Company Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Company Surviving Corporation.

(d)                                 Conversion and Cancellation of Interests. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any shareholder of the Company or on the part of the sole shareholder of Company Merger Sub:

(i)                                     Each Company Share issued and outstanding immediately prior to the Company Merger Effective Time (other than any Company Share that is an Excluded Interest) shall be converted into the right to receive a portion of the Purchase Price and the Post-Closing Distribution (if any), allocated in accordance with Section 2.07, and shall no longer be outstanding, shall be cancelled and shall cease to exist.

(ii)                                  Each Company Share that is an Excluded Interest shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Company Shareholder may have pursuant to Section 2.11 with respect to any Excluded Interests that are Dissenting Company Shares.

(iii)                               Each share of common stock, par value $0.01 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Company Surviving Corporation.

(e)                                  Company Organizational Documents. The Organizational Documents of the Company as in effect immediately prior to the Company Merger Effective Time (except that references therein to the name of the Company shall be replaced by references to “Piper Sandler Legacy Partners Corp.”), shall be the Organizational Documents of the Company Surviving Corporation, until thereafter amended in accordance with the terms thereof and Applicable Law.

(f)                                   Company Directors and Officers. From and after the Company Merger Effective Time, subject to Section 2.08(f), (i) the board of directors of Company Merger Sub shall become the board of directors of the Company Surviving Corporation and (ii) the officers of Company Merger Sub shall become the officers of the Company Surviving Corporation, in each case, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Company Surviving Corporation and Applicable Law.

Section 2.06                             Sandler BD Merger.

(a)                                 Sandler BD Merger Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Ranger BD Merger Sub and Sandler Broker-Dealer shall duly execute and file a certificate of merger (the “Sandler BD Certificate of Merger”) in accordance with the applicable provisions of the DRUPA and the DLLCA. The Sandler BD Merger shall become effective on the Closing Date at such time following the Company Merger Effective Time as the Sandler BD Certificate of Merger is duly filed with the office of the Secretary of State of the State of Delaware, unless Sandler Broker-Dealer and Ranger BD Merger Sub shall agree to specify a subsequent time on the Closing Date in the Sandler BD Certificate of Merger, in which case the Sandler BD Merger shall become effective at such subsequent time. The date and time at which the Sandler BD Merger shall so become effective is herein referred to as the “Sandler BD Merger Effective Time.”

(b)                                 Sandler BD Merger. At the Sandler BD Merger Effective Time, in accordance with this Agreement, Section 15-902 of the DRUPA and Section 18-209 of the DLLCA, Ranger BD Merger Sub shall be merged with and into Sandler Broker-Dealer (the “Sandler BD Merger”), the separate existence of Ranger BD Merger Sub shall cease and Sandler Broker-Dealer shall continue as the surviving entity (the “Sandler BD Surviving Entity”).

(c)                                  Effects of Sandler BD Merger. The Sandler BD Merger shall have the effects provided in the applicable provisions of the DRUPA and the DLLCA. Without limiting the generality of the foregoing, at the Sandler BD Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Sandler Broker-Dealer and Ranger BD Merger Sub shall vest in the Sandler BD Surviving Entity, and all claims, obligations, liabilities, debts and duties of Sandler Broker-Dealer and Ranger BD Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Sandler BD Surviving Entity.

(d)                                 Conversion and Cancellation of Interests. At the Sandler BD Merger Effective Time, by virtue of the Sandler BD Merger and without any action on the part of any holder of partnership interests of Sandler Broker-Dealer or on the part of the sole member of Ranger BD Merger Sub:

(i)                                     Each limited partnership interest of Sandler Broker-Dealer issued and outstanding immediately prior to the Sandler BD Merger Effective Time (other than any Excluded Interests of Sandler Broker-Dealer) shall be converted into the right to receive a portion of the Purchase Price and of the Post-Closing Distribution (if any), allocated in accordance with Section 2.07, and shall no longer be outstanding, shall be cancelled and shall cease to exist.

(ii)                                  Each limited partnership interest of Sandler Broker-Dealer that is an Excluded Interest shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)                               Each general partnership interest of Sandler Broker-Dealer issued and outstanding immediately prior to the Sandler BD Merger Effective Time shall be unchanged and remain one general partnership interest of the Sandler BD Surviving Entity.

(iv)                              Each member interest of Ranger BD Merger Sub issued and outstanding immediately prior to the Sandler BD Merger Effective Time shall be converted into one limited partnership interest of the Sandler BD Surviving Entity.

(e)                                  Sandler Broker-Dealer Organizational Documents. The Organizational Documents of Sandler Broker-Dealer as in effect immediately prior to the Sandler BD Merger Effective Time, shall be the Organizational Documents of the Sandler BD Surviving Entity, until thereafter amended in accordance with the terms thereof and Applicable Law.

Section 2.07                             Purchase Price.

(a)                                 Aggregate Purchase Price. Subject to Section 2.07(c), the aggregate purchase price (the “Purchase Price”) shall be $485,000,000 (subject to this Section 2.07(a) and Section 6.06(b)(ii)). Subject to the terms and conditions of this Agreement, the Purchase Price shall be allocated as follows:

(i)                                     $135,000,000, in the aggregate, shall be payable to Class A Members and Class C Members, except as set forth on Section 2.07(a)(i) of the Company Disclosure Schedule, in the form of restricted shares of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”), which shall be valued based on a price per share of $73.0890 (the “Equity Consideration”), to be issued pursuant to Equity Consideration Restricted Stock Agreements between Buyer and each Class A Member and Class C Member, which shall be substantially in the forms previously agreed between Buyer and Holdings with respect to each Class A Member and Class C Member (the “Equity Consideration Restricted Stock Agreements”); and

(ii)                                  $350,000,000, in the aggregate, shall be payable to the Sellers in cash (the “Cash Consideration”), subject to Section 6.06(b)(ii).

(b)                                 Allocation of Purchase Price Among Sellers. Each Seller shall be allocated the portion of the Equity Consideration, the Cash Consideration and of the Post-Closing Distribution (if any) set forth next to such Seller’s name in Schedule A (which shall be updated by the Company for this purpose and delivered to the Buyer no later than five (5) business days prior to the Closing Date if necessary to reflect any repurchases or reallocations of Class A Units or Class C Units made after the date hereof and prior to the Closing in accordance with the terms of the LLC Agreement, and shall be subject to Section 2.07(a)(i) of the Company Disclosure Schedule) or Schedule B (as updated pursuant to Section 6.06(b)(ii)), as applicable, in each case, which such Seller shall be entitled to receive subject to the terms and conditions set forth in this Agreement.

(c)                                  Adjustment to Purchase Price. If any of the Class A Members or the Class C Members (other than the individuals identified on Section 2.07(c)(i) of the Company Disclosure Schedule) is not Actively Employed by the Sandler Entities as of the Closing, then (i) prior to the Closing Holdings shall cause the Class A Units or Class C Units held by such

Class A Member or Class C Member (as applicable) to be repurchased in accordance with the LLC Agreement, (ii) the Purchase Price and the amount in clause (b) of the definition of TBV Adjustment Amount shall each be reduced proportionately based on the consolidated ownership percentage applicable to such Class A Member or Class C Member set forth in Schedule A (as otherwise updated pursuant to Section 2.07(b)) and (iii) appropriate further reductions to the Purchase Price and the amount in clause (b) of the definition of TBV Adjustment Amount shall be made in the event such Class A Member or Class C Member ceases to be Actively Employed following the delivery of the Estimated TBV in accordance with Section 6.06(b)(i) to take into account the reduction in the Tangible Book Value that results from the repurchases contemplated by the preceding clause (i) as with respect to such member to the extent necessary to maintain a holdback amount of at least $7,500,000. An illustrative example of the calculations contemplated by the preceding sentence is set forth on Section 2.07(c)(ii) of the Company Disclosure Schedule. As used in this Agreement, “Actively Employed” shall mean that (1) the applicable individual remains continuously providing services to the Company as a partner or employee actively engaged in the business through the Closing Date, (2) the offer letter between Buyer and such individual executed as of the date hereof has not, as of the Closing, been terminated by the applicable individual for any reason or no reason and (3) such individual has not, as of the Closing, provided any written notice to terminate employment with Buyer or its Affiliates following the Closing; provided, however, that if any individual dies or becomes disabled prior to the Closing, such individual shall be counted as Actively Employed; provided, further, that if Buyer or one of its Affiliates terminates any offer letter with the applicable individual or if Buyer or one of its Affiliates notifies the applicable individual that his or her employment shall be terminated during the 12 months following the Closing Date, such individual shall, as of the Closing Date, be counted as Actively Employed. Holdings shall use commercially reasonable efforts to enter into a release agreement consistent with past practice with any Holdings Member who no longer owns any Holdings Units following any repurchase or reallocation of such Holdings Member’s Class A Units or Class C Units made after the date hereof and prior to the Closing in accordance with the terms of the LLC Agreement.

(d)                                 Delivery of Equity Consideration. The Equity Consideration shall consist of 1,568,670 shares of Buyer Common Stock and the amount in cash set forth in Section 2.07(a)(i) of the Company Disclosure Schedule. The Equity Consideration shall be issued in accordance with the Equity Consideration Restricted Stock Agreements and Schedule A (as updated pursuant to Section 2.07(b) and subject to Section 2.07(a)(i) of the Company Disclosure Schedule); and except for the Equity Consideration set forth in Section 2.07(a)(i) of the Company Disclosure Schedule will vest ratably over three years from the Closing Date, subject to the recipient’s continued employment or service, except in the event of specified terminations of employment or service as set forth in the applicable Equity Consideration Restricted Stock Agreements; provided, however, that Senior Managing Principal and Manager shall consult with the chief executive officer of Buyer prior to any termination of any recipient of Equity Consideration. No fractional shares shall be issuable pursuant to this Agreement (and Buyer shall round to the nearest whole share the number of shares issuable to any particular Seller as necessary to give effect to this proviso); provided, further, that except for the Equity Consideration set forth in Section 2.07(a)(i) of the Company Disclosure Schedule, the issuance of Equity Consideration to any particular Class A Member or Class C Member shall be conditioned upon (i) such Seller having previously executed and delivered an Equity Consideration Restricted Stock Agreement with respect thereto and (ii) the applicable Seller’s employment with the applicable Company Subsidiary or Subsidiaries shall not have been terminated in circumstances that would, if such termination had occurred after the Closing, have resulted in forfeiture of the Equity Consideration (it being understood that to the extent (x) the parties mutually agree to terminate the employment of any such Class A Member or Class C Member and any such termination was not for “Cause” (as defined in the offer letter between the applicable Seller and the Buyer or one of its Subsidiaries) or (y) the employment of any such Class A Member or Class C Member is terminated due to death or disability, the Equity Consideration Restricted Stock shall be fully vested on the date of grant).

(e)                                  Delivery of Cash Consideration. At least three (3) business days prior to the Closing Date, the Company shall provide Buyer with wire instructions for payment by Buyer to each Seller of such Seller’s share of the Cash Consideration (the “Wire Schedule”). Subject to this Section 2.07 and Section 6.05, at the Closing, Buyer shall pay to each Seller its respective portion of the Cash Consideration, in each case, in accordance with (i) Schedule A (as updated pursuant to Section 2.07(b)) and (ii) the Wire Schedule, with the aggregate amount of each such distribution to each Seller being rounded to the nearest cent. No Seller shall have a claim against Buyer in respect of any amounts paid by Buyer in accordance with the wire instructions set forth in the Wire Schedule.

Section 2.08                             Deliveries at Closing.

(a)                                 By Holdings. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdings shall deliver or cause to be delivered to Buyer:

(i)                                     a duly executed certificate, dated as of the Closing Date, satisfying the requirements of Temporary Treasury Regulation Section 1.1445-11T, to the effect that fifty percent (50%) or more of the value of the gross assets of Holdings does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of Holdings does not consist of U.S. real property interests plus cash or cash equivalents;

(ii)                                  the certificate contemplated by Section 9.02(a); and

(iii)                               the Escrow Agreement, duly executed by the Representative.

(b)                                 By IBOC. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, IBOC shall deliver or cause to be delivered to Buyer:

(i)                                     a duly executed “certificate of non-foreign status” for purposes of Section 1446(f) of the Code; provided, however, that Buyer’s sole right if IBOC fails to provide such certificate shall be to make an appropriate withholding under Section 1446 of the Code; and

(ii)                                  an Internal Revenue Service (“IRS”) Form W-9, to the extent required to satisfy any withholding or reporting obligation with respect to payments made to IBOC at Closing pursuant to this Agreement; provided, however, that Buyer’s sole right if IBOC fails to provide such IRS Form W-9 shall be to not make the payment contemplated by Section 2.08(e)(iii) below until such IRS Form W-9 is delivered.

(c)                                  By the Holdings Members. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Holdings Member shall deliver or cause to be delivered:

(i)                                     a duly executed “certificate of non-foreign status” for purposes of Section 1446(f) of the Code; provided, however, that Buyer’s sole right if any Holdings Member fails to provide such certificate shall be to make an appropriate withholding under Sections 1446 of the Code;

(ii)                                  an IRS Form W-9 or appropriate IRS Form W-8, to the extent required to satisfy any withholding or reporting obligation with respect to payments made under this Agreement; provided, however, that Buyer’s sole right if any Holdings Member fails to provide such IRS Form W-9 or appropriate IRS Form W-8 shall be to not make the payment contemplated by Section 2.08(e)(iii) below with respect to such Holdings Member until such IRS Form W-9 or appropriate IRS Form W-8 is delivered; and

(iii)                               if such Holdings Member is entitled to receive Equity Consideration, a duly executed counterpart of such Holdings Member’s Equity Consideration Restricted Stock Agreement.

(d)                                 By the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall deliver or cause to be delivered:

(i)                                     any Debt Pay-Off Letter to the extent required pursuant to Section 6.07, which shall indicate that upon repayment or prepayment (as the case may be) of the specified amount, the applicable creditor shall release its Liens and other security interests in, and agree to execute Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release its Liens and other security interest in, the assets and properties of the Company and the Company Subsidiaries;

(ii)                                  duly executed certificate of the Company, in accordance with Treasury Regulation Sections 1.1445-2(c)(3), 1.897-2(g), and 1.897-2(h), certifying that each “interest” in the Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code; and

(iii)                               the certificates contemplated by Section 9.02(a) and Section 9.02(b).

(e)                                  By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered:

(i)                                     to the Class A Members and the Class C Members entitled to receive the Equity Consideration pursuant to Section 2.07(a)(i), which shall be allocated, and issued in accordance with, the terms of the Equity Consideration Restricted Stock Agreements and Schedule A (as updated pursuant to Section 2.07(b));

(ii)                                  the amount in cash and the number of shares of Buyer Common Stock referred to in Section 2.07(a)(i) of the Company Disclosure Schedule, paid as set forth therein (in the case of such cash by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Wire Schedule);

(iii)                               to each Seller, by wire transfer of immediately available funds, in each case, in accordance with the wire instructions set forth in the Wire Schedule, a payment in an amount equal to the portion of the Cash Consideration payable to such Seller in accordance with Schedule A (as updated pursuant to Section 2.07(b));

(iv)                              the certificate contemplated by Section 9.03(a);

(v)                                 written evidence reasonably satisfactory to the Company that Buyer shall have completed each of the actions required to be taken pursuant to Section 8.09; and

(vi)                              the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(f)                                   Director and Officer Resignations. The Company shall use reasonable efforts to deliver to Buyer at the Closing the written resignations of each of the directors and officers of the Sandler Entities as Buyer may request no later than five (5) business days prior to the Closing Date, in each case, to be effective as of the effective time of the relevant Merger.

Section 2.09                             [Reserved].

Section 2.10                             Allocation of Purchase Price. Buyer and the Tax Return Representative shall endeavor in good faith to agree, within 120 days after the Closing Date, on an allocation of the consideration paid to Sellers under this Agreement (including any amounts treated as consideration for U.S. federal income Tax purposes) among the assets of Holdings, the assets of the Limited Partnerships and their Subsidiaries, and the Company Shares, which allocation shall be reasonable and in accordance with the principles of Section 1060 of the Code and the Treasury Regulations issued thereunder (the “Asset Allocation”). If Buyer and the Tax Return Representative have agreed on an Asset Allocation by such date, Buyer and the Sellers shall file or cause to be filed all Tax Returns in a manner consistent with the Asset Allocation and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Asset Allocation, except to the extent otherwise required by Applicable Law. If Buyer and the Tax Return Representative have not agreed on an Asset Allocation by such date, Buyer and the Tax Return Representative shall endeavor in good faith to resolve such disagreement. If Buyer and the Tax Return Representative are unable to resolve such disagreement within 15 days, each of Buyer and the Sellers shall use its own asset allocation. To the extent the Purchase Price is subsequently adjusted, including pursuant to Section 6.06(e), the Buyer and the Tax Return Representative agree to revise and amend the Asset Allocation and any Tax Returns in the same manner and according to the same procedure described in this Section 2.10.

Section 2.11          Dissenting Company Shares. Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Company Merger Effective Time and that are held by any Company Shareholder who has not consented in writing to the adoption of this Agreement (or who has not otherwise waived its rights to appraisal) and who has properly demanded appraisal for such Company Shares in accordance with Sections 623 and 910 of the NYBCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the consideration in respect of such Company Shares allocated to such Company Shareholder pursuant to Section 2.07 (but shall, for avoidance of doubt, be entitled to receive the portion of the Post-Closing Distribution (if any) payable pursuant to Section 6.06 and allocated to such Company Shareholder pursuant to Section 2.07). Any such Company Shareholder instead shall be entitled to receive payment from the Company Surviving Corporation of the appraised value of such Company Shares in accordance with the provisions of Sections 623 and 910 of the NYBCL. The Company shall give Buyer (i) prompt notice and a copy of any notice of a Company Shareholder’s demand for appraisal, of any request to withdraw a demand for appraisal and of any other instrument delivered to the Company pursuant to Sections 623 and 910 of the NYBCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands and requests. Prior to the Company Merger Effective Time, the Company shall not, without the prior written consent of Buyer, make any payment or settlement offer with respect to any such demand for appraisal of Dissenting Company Shares. Notwithstanding the foregoing, Holdings hereby irrevocably waives and agrees not to assert any dissenter’s rights, appraisal rights or similar rights in connection with the Company Merger, including pursuant to Sections 623 and 910 of the NYBCL.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SANDLER PARTIES

Except as set forth in the Company Disclosure Schedule, the Sandler Parties represent and warrant to the Buyer Parties that, as of the date hereof and as of the Closing Date (except for any representation and warranty given as of an earlier date which need only be true and correct as of such date):

Section 4.01                             Corporate Organization.

(a)                                 Each Sandler Party is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, limited liability, partnership or similar powers, as applicable, required to own or lease all of its properties and assets and to carry on its business as now conducted. Each Sandler Party is duly qualified to do business as a foreign company or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not and would not reasonably be expected to be, individually or in the aggregate, material to the Sandler Entities, taken as a whole. Prior to the date of this Agreement, each Sandler Party has delivered to Buyer true and complete copies of such Sandler Party’s Organizational Documents, all of which are in full force and effect.

(b)                                 Holdings is a holding company that (i) as of March 31, 2019, does not have any liabilities or other obligations which would be required to be reflected or reserved against in an unconsolidated balance sheet of Holdings prepared in accordance with GAAP (other than pursuant to any Contract referred to in clause (iii) below, and any other liabilities and obligations listed in Section 4.01(b) of the Company Disclosure Schedule), or hold any assets other than its ownership interests in the Company and the Limited Partnerships and any other assets listed in Section 4.01(b) of the Company Disclosure Schedule, (ii) does not engage in any business other than in connection with the ownership of interests in the Company and the Limited Partnerships or employ any Person and (iii) is not a party to any Contract, other than Contracts with Affiliates, in each case, as listed in Section 4.01(b) of the Company Disclosure Schedule, and other than this Agreement.

(c)                                  The Company is a holding company that (i) as of March 31, 2019, does not have any liabilities or other obligations which would be required to be reflected or reserved against in an unconsolidated balance sheet of the Company prepared in accordance with GAAP (other than pursuant to any Contract referred to in clause (iii) below, and any other liabilities and obligations listed in Section 4.01(c) of the Company Disclosure Schedule), or hold any assets other than its ownership interests in the Company Subsidiaries and any other assets listed in Section 4.01(c) of the Company Disclosure Schedule, (ii) does not engage in any business other than in connection with the operation of the Company Subsidiaries or employ any Person and (iii) is not a party to any Contract, other than Contracts with Affiliates and certain leases, in each case, as listed in Section 4.01(c) of the Company Disclosure Schedule, and other than this Agreement.

(d)                                 Section 4.01(d) of the Company Disclosure Schedule sets forth all of the directors, managers and officers of each of the Sandler Entities.

Section 4.02                             Authorization. Each Sandler Party has all requisite corporate, limited liability company, partnership or similar organizational power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance and consummation by each Sandler Party of the Transactions to which they are a party have been duly and validly authorized by, in the case of, (a) Holdings, the Manager, (b) the Company, the Company Board, (c) Sandler Mortgage Finance, Sandler Advisors and Ranger BD Merger Sub, their respective general partners. No other corporate, limited liability company, partnership or similar actions or proceedings on behalf of any Sandler Party are necessary to authorize this Agreement or to consummate the Transactions, including the Mergers. Except, solely with respect to the Company Merger, for the adoption and approval of this Agreement by Holdings, in its capacity as a Company Shareholder, no other vote, consent, approval or action of any holder of Equity Interests of any Sandler Party is necessary to adopt or approve this Agreement or to consummate the Transactions, including the Mergers.

This Agreement has been duly and validly executed and delivered by each Sandler Party and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each Sandler Party enforceable against each Sandler Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).

Section 4.03                             Governmental Authorization. The execution, delivery and performance by the Sandler Parties of this Agreement and the consummation by the Sandler Parties of the Transactions require no action on the part of any Sandler Party by or in respect of, or filing with, any Governmental Authority other than (i) the filing of applications or notices, and approvals or expiration of applicable waiting periods, required under the HSR Act (the “HSR Approval”), (ii) compliance with applicable requirements of FINRA (including the submission of a continuing membership application pursuant to FINRA Rule 1017 and/or under such other application as FINRA may request, including in respect of the Broker-Dealer Merger, the “FINRA Approval”), (iii) the filing of the Holdings Certificate of Merger, Mortgage Finance Certificate of Merger, Advisors Certificate of Merger and Broker-Dealer Certificate of Merger with the office of the Secretary of State of the State of Delaware and the filing of the Company Certificate of Merger by the office of the New York Department of State, and (iv) those additional required consents, approvals, orders, authorizations, registrations, declarations and filings, if any, listed in Section 4.03 of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iv) above, the “Required Governmental Authorizations”). As of the date hereof, no Sandler Party is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Transactions on a timely basis, it being understood that no Sandler Party is making any representation or warranty regarding any reason relating to Buyer.

Section 4.04                             Non-contravention.

(a)                                 Assuming compliance with the matters referenced in Section 4.02 and Section 4.03 (including receipt of the Required Governmental Authorizations), the execution, delivery and performance by the Sandler Parties of this Agreement and the consummation of the Transactions, including the Mergers, by the Sandler Parties do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of any Sandler Entity, in each case, as amended and as in effect as of the date hereof, (ii) contravene, conflict with or result in a violation or breach by any Sandler Party of any provision of any Applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Sandler Entity is entitled under any provision of any agreement or other instrument binding upon any Sandler Entity or any license, franchise, permit, certificate, approval or other similar authorization applicable to any Sandler Entity or (iv) result in the creation or imposition of any Lien on any asset of any Sandler Entity, other than any Permitted Lien, except, in the case of clause (ii) as would not reasonably be expected to materially delay the Transactions, and in the case of clauses (ii),

(iii) and (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Sandler Entities, taken as a whole.

(b)                                 Section 4.04(b) of the Company Disclosure Schedule sets forth any notice or consent required to be given or obtained with respect to any Pooled Vehicle which any Sandler Entity controls, whether by Contract or otherwise, the election of a majority of such Pooled Vehicle’s directors or trustees (or other members of the governing body of such Pooled Vehicle), in connection with the execution and delivery of this Agreement or the consummation of the Transactions, including the Mergers (including any notice or consent required to be given or obtained from an individual limited partner in any such Pooled Vehicle). No Sandler Entity serves as the investment advisor, investment manager or general partner (or other role comparable to that of a general partner, in the case of any Pooled Vehicle not structured as a partnership) of any Pooled Vehicle.

Section 4.05                             Capitalization.

(a)                                 As of the date hereof:

(i)                                     the outstanding Equity Interests in Holdings are as follows: 51.90% of the outstanding Holdings Units are Class A Units, (ii) 34.60% of the outstanding Holdings Units are Class B Units and (iii) 13.50% of the outstanding Holdings Units are Class C Units. All outstanding Holdings Units have been duly authorized and validly issued and are fully paid and nonassessable;

(ii)                                  the outstanding Equity Interests in the Company are as follows: 95 shares of Common Stock, par value $0.01 per share, and 5 shares of Class B Common Stock, par value $0.01 per share. All outstanding Company Shares have been validly issued and are fully paid and nonassessable;

(iii)                               the outstanding Equity Interests in Sandler Mortgage Finance are as follows: (i) 1.00% of such outstanding Equity Interests are general partnership interests, (ii) 94.05% of such outstanding Equity Interests are Class A limited partnership interests and (iii) 4.95% of such outstanding Equity Interests are Class B limited partnership interests. All outstanding Equity Interests in Sandler Mortgage Finance have been duly authorized and validly issued and are fully paid and nonassessable;

(iv)                              the outstanding Equity Interests in Sandler Advisors are as follows: (i) 1.00% of such outstanding Equity Interests are general partnership interests, (ii) 94.05% of such outstanding Equity Interests are Class A limited partnership interests and (iii) 4.95% of such outstanding Equity Interests are Class B limited partnership interests. All outstanding Equity Interests in Sandler Advisors have been duly authorized and validly issued and are fully paid and nonassessable; and

(v)                                 the outstanding Equity Interests in Sandler Broker-Dealer are as follows: (i) 1.00% of such outstanding Equity Interests are general partnership interests, (ii) 94.05% of such outstanding Equity Interests are Class A limited partnership interests and (iii) 4.95% of such outstanding Equity Interests are Class B limited partnership interests. All outstanding Equity Interests in Sandler Broker-Dealer have been duly authorized and validly issued and are fully paid and nonassessable.

(b)                                 Section 4.05(b) of the Company Disclosure Schedule contains, as of the date hereof, a true, complete and correct list of all outstanding Equity Interests of each Sandler Party, by class, including with respect to each class, whether such class has voting rights, and with respect to each Sandler Party’s Equity Interests, the holder thereof and number of such Sandler Party’s Equity Interests held.

(c)                                  Section 4.05(c) of the Company Disclosure Schedule contains, as of the date hereof, a true, complete and correct list of all Persons that have held Equity Interests in any Sandler Party at any time since January 3, 2011, other than the holders of outstanding Equity Interests listed in Section 4.05(b) of the Company Disclosure Schedule.

(d)                                 There are outstanding no bonds, debentures, notes or other Indebtedness of any Sandler Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of any Sandler Party may vote. Except as set forth in this Section 4.05, as of the date hereof, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, reserve for issuance or cause to become outstanding any, (i) ownership interests (whether voting or nonvoting) in any Sandler Party, (ii) any Equity Interests in any Sandler Party, (iii) securities of any Sandler Entity convertible into or exchangeable for Equity Interests (whether voting or nonvoting) in such Sandler Party, (iv) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from any Sandler Party, or other obligations of any Sandler Party to issue, any Equity Interests (including voting securities) or securities convertible into or exchangeable for Equity Interests (whether voting or nonvoting) in such Sandler Party, or (v) restricted units, unit appreciation rights, performance units, contingent value rights, “phantom” units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests (whether voting or nonvoting) in any Sandler Party (the items in clauses (i) though (v) being referred to collectively as “Sandler Party Securities”). There are no outstanding obligations of any Sandler Entity to repurchase, redeem or otherwise acquire, or to register with the SEC, any Sandler Party Securities. No Sandler Entity is a party to any voting agreement with respect to the voting of any Sandler Party Securities. There are no voting trusts, proxies, unitholder agreements or other agreements or understandings to which any Sandler Party is a party with respect to the voting of any Sandler Party Securities.

(e)                                  As of the date of this Agreement, no Sandler Entity has any outstanding any Funded Indebtedness (other than any Funded Indebtedness to another Sandler Entity).

(f)                                   No current or former holder of Equity Interests in any Sandler Entity (including any Seller) is due any dividends or distributions from any Sandler Entity that have not been paid (except for dividends or distributions contemplated by this Agreement and, as of the date of this Agreement, for any dividends payable by Holdings to the Holdings Members as reflected in the financial statements of Holdings in accordance with GAAP and the Organizational Documents of Holdings and for any dividends payable by the Limited Partnerships to IBOC as reflected in the financial statements of the Limited Partnerships in accordance with GAAP and the Organizational Documents of the Limited Partnerships), and no Selling Member (as defined in the LLC Agreement) is due any amounts payable pursuant to Section 4.10 of the LLC Agreement.

Section 4.06                             Subsidiaries.

(a)                            The Company Subsidiaries constitute all of the Subsidiaries of the Company and Holdings, as the case may be. Each Company Subsidiary is a validly existing, duly organized corporation, limited partnership or limited liability company, as the case may be, is validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority and any necessary governmental authorization to own or lease all of its properties and assets and carry on its business as now conducted. Each Company Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing is not and would not reasonably be expected to be, individually or in the aggregate, material to the Sandler Entities, taken as a whole. Section 4.06(a) of the Company Disclosure Schedule lists the Company Subsidiaries, together with the ownership of the outstanding ownership interests of each such Company Subsidiary.

(b)                            The ownership interests in the Company Subsidiaries held by Holdings or the Company, as the case may be, are owned, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such ownership interests, other than Permitted Equity Liens. Except as set forth in Section 4.06(a), there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, reserve for issuance or cause to become outstanding any, (i) ownership interests (whether voting or nonvoting) in any Company Subsidiary or convertible into or exchangeable for ownership interests (whether voting or nonvoting) in any Company Subsidiary, (ii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any ownership interests (including voting securities) or any securities convertible into or exchangeable for ownership interests (whether voting or nonvoting) in any Company Subsidiary or (iii) restricted units, unit appreciation rights, performance units, contingent value rights, “phantom” units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests (whether voting or nonvoting) in any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of any Sandler Entity to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.

(c)                             Except for the ownership interests of the Company Subsidiaries and any publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity and have not required a filing under the HSR Act, neither the

Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interests in any Person.

(d)                            Section 4.06(d) of the Company Disclosure Schedule sets forth a complete and correct list of all entities (other than the Sandler Entities) with respect to which the Company, directly or indirectly through any Company Subsidiary (i) has the right to appoint or elect (or has appointed or elected) one or more members of the board of directors or similar governing body or (ii) acts as general partner, manager, managing member or equivalent.

Section 4.07                        Reports; Financial Statements.

(a)                            Holdings has previously provided to Buyer true, complete and correct copies of (i) its audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of BDO USA, LLP, its independent auditor) for the years ended December 31, 2016, 2017 and 2018 and (ii) its unaudited balance sheet and statements of income as of and for the three-month period ended March 31, 2019 (all of the foregoing audited and unaudited financial statements referred to collectively as the “Holdings Financial Statements”).

(b)                            The Holdings Financial Statements (including, where applicable, any notes thereto) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (i) as may be indicated in the notes thereto and (ii) in the case of interim consolidated financial statements, subject to normal year-end audit adjustments and the absence of notes to such Holdings Financial Statements), were prepared from and in accordance with, in all material respects, the books and records of the Holdings and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Holdings and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)                             Holdings has disclosed, based on its most recent evaluation prior to the date hereof, to the Holdings auditors (i) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect in any material respect Holdings’ or any other Sandler Entity’s ability to record, process, summarize and report financial data and has identified Holdings’ auditors any material weaknesses in internal controls and (ii) to the knowledge of Holdings, any fraud that involves management or other employees who have a significant role in the Sandler Entities’ internal controls. Holdings’ and the other Sandler Entities’ internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets and (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(d)                            Holdings has timely filed all material reports and statements, together with any material amendments required to be made with respect thereto, that it was required to file since December 31, 2016 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Authority with which they were filed. Except for routine examinations conducted by a Governmental Authority in the ordinary course of business of Holdings and the other Sandler Entities, (i) no Governmental Authority has pending or, to the knowledge of Holdings, has initiated, any material proceeding or investigation into the business or operations of Holdings since December 31, 2016, (ii) there is no material unresolved pending examination or inspection by any Governmental Authority of Holdings and (iii) there has been no material disagreement or dispute with, any Governmental Authority with respect to the business, operations, filings, policies or procedures of Holdings since December 31, 2016.

Section 4.08                             Absence of Certain Changes.

(a)                            Since December 31, 2018, (i) through the date hereof, the business of the Sandler Entities has been conducted in the ordinary course in all material respects, and (ii) there has not been any event, occurrence, fact or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Sandler Entities, taken as a whole.

(b)                            Other than as set forth in Section 4.08(b) of the Company Disclosure Schedule, without limiting the generality of Section 4.08(a), and in each instance, other than as contemplated by this Agreement, since December 31, 2018 through the date hereof, there has not been any action taken, or commitment made to take any such action, that, had it been taken after the date hereof, would have violated the provisions of Section 6.01(a), Section 6.01(b) (other than any repurchases or reallocations of Class A Units or Class C Units made accordance with the terms of the LLC Agreement), Section 6.01(f), Section 6.01(k), Section 6.01(m), Section 6.01(n) or Section 6.01(o) (except for any change permitted by GAAP) (or Section 6.01(t) insofar as it relates to any of the limitations set forth in such subsections).

Section 4.09                             No Undisclosed Material Liabilities. There is no liability or obligation of any Sandler Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations reflected or reserved against in the balance sheet as of March 31, 2019 included in the Holdings Financial Statements, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations that have been incurred in the ordinary course of business since the date of such balance sheet that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Sandler Entities, taken as a whole.

Section 4.10                             Transactions with Related Parties. No Sandler Party is a debtor or creditor of, or otherwise party to any Contract with or involved in any business arrangement with, any Related Party (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no Related Party owns or has owned any material asset, tangible or intangible, that is used in the business of any Sandler Entity.

Section 4.11                             Litigation. There is no and, since December 31, 2016, has been no, action, suit, investigation, arbitration or proceeding (each an “Action”) pending against, or, to the knowledge of the Company, threatened against, any Sandler Entity, any present or former manager, officer, director or employee of any Sandler Entity in each such Person’s respective capacity as such, that (i) is brought by a Governmental Authority, (ii) if adversely determined, damages payable by Sandler Entities had or would reasonably be expected to exceed $250,000, (iii) is material to Holdings or its Subsidiaries’ businesses, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Closing, the business of Buyer or any of its Subsidiaries or (iv) that in any manner challenges or seeks to prevent or enjoin or materially delay the Mergers or any of the other Transactions. A true, complete and correct list of all pending or, to the knowledge of the Company, threatened, Actions of the types described in this Section 4.11 as of the date hereof is set forth in Section 4.11 of the Company Disclosure Schedule. No Sandler Entity is subject to any judgment, decree, injunction or order of any arbitrator or Governmental Authority outstanding against any Sandler Entity, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Sandler Entities, taken as a whole. As of the date hereof, there is no, and since January 3, 2011, has been no, Action pending by, or, to the knowledge of the Company, threatened by, any present or former equity holder of any Sandler Entity against any Sandler Entity.

Section 4.12                             Compliance with Applicable Law.

(a)                                 Each Sandler Entity is and, since December 31, 2016, has been in compliance in all material respects with, and, to the knowledge of each Sandler Party, is not under investigation with respect to and has not been charged or threatened to be charged with or given any written notice alleging a violation of Applicable Law in any material respect by any Sandler Entity. The Sandler Entities hold and have provided to Buyer a true, complete and correct list of, material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders held by the Sandler Entities in connection with the operation of the businesses, ownership of their respective properties, rights and assets (and have paid all material fees and assessments due and payable in connection therewith) of the Sandler Entities (the “Sandler Permits”) and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each Company Subsidiary is and, since December 31, 2016, has been in compliance in all material respects with the terms of the Sandler Permits.

(b)                                 Since December 31, 2016, no Sandler Entity, nor to the knowledge of the Sandler Parties, any manager, director, officer, agent, employee or any other Person acting on behalf of any Sandler Entity, has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv), in connection with the operation of the businesses of the Sandler Entities. The Sandler Entities have established and maintain a system of internal controls reasonably designed to provide reasonable assurances regarding compliance by the Sandler Entities with all applicable Anti-Corruption Laws.

(c)                             The Sandler Entities are, and since December 31, 2016, have been conducting operations in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws, regulations and orders administered or enforced by any Governmental Authority, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act, in jurisdictions where any Sandler Entity conducts business (collectively, the “Anti-Money Laundering Laws”). The Sandler Entities have established and maintain a written system of internal controls reasonably designed to ensure compliance by the Sandler Entities with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws (the “Anti-Money Laundering Program”), a true, correct and complete copy of which has been provided to Buyer. Since December 31, 2016, the Sandler Entities have complied in all material respects with the Anti-Money Laundering Program.

(d)                            No Sandler Entity nor, to any Sandler Party’s knowledge, any manager, director, officer, agent, employee or any other Person acting on behalf of any Sandler Entity is currently the subject or the target of any Sanctions, nor is the Company or any Company Subsidiary located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). Since December 31, 2016, the Sandler Entities have not engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. The Sandler Entities have established and maintain a system of internal controls reasonably designed to provide assurances regarding compliance by the Sandler Entities with all applicable Sanctions.

Section 4.13                             Material Contracts.

(a)                            Section 4.13(a) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which any Sandler Entity is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Sandler Material Contract”), excluding any Organizational Documents of any Sandler Entity:

(i)                                     any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to any Sandler Entity reasonably expected to total more than $500,000 during 2019 (other than Contracts involving payments to the Company or a Company Subsidiary entered into in the ordinary course of business, including investment banking engagement letters or similar contracts);

(ii)                                  any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any Company Subsidiary reasonably expected to total more than $250,000 on an annual basis or $1,000,000 in the aggregate (other than Contracts involving payments to the Company or a Company Subsidiary entered into in the ordinary course of business, including investment banking contracts);

(iii)                               any Contract relating to the incurrence, assumption or guarantee of Indebtedness, whether as borrower, lender or guarantor, in amounts greater than $250,000 individually;

(iv)                              any Contract (A) involving commitments to others to make capital expenditures in excess of $500,000 on an annual basis; or (B) involving any expenditures or commitments to purchase relating to information technology in amounts greater than $500,000 on an annual basis;

(v)                                 any Contract restricting the payment of dividends or the repurchase of stock or other equity by any of the Sandler Entities;

(vi)                              any collective bargaining agreements;

(vii)                           any joint venture, profit sharing, partnership agreements or other similar agreements;

(viii)                        all leases or subleases for (i) real property or (ii) personal property, in the case of clause (ii) with annual payments in excess of $500,000 and not cancelable by any Sandler Entity (without premium or penalty) within twelve (12) months;

(ix)                              any Contract that (A) limits the freedom of any Sandler Entity to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of any Buyer Party, the Company or any of their respective Affiliates after the Closing or (B) contains any exclusivity, “most favored nation”, rights of first refusal or rights of first negotiation that are binding on any Sandler Entity or that would be binding on any Buyer Party or any of their respective Affiliates after the Closing (other than Contracts entered into with clients in the ordinary course of business that contain customary conflicts or similar restrictions with respect to the parties involved in the applicable transaction that is the subject of such Contract);

(x)                                 agreements by any Sandler Entity not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of any Sandler Entity (including standstill agreements) (other than Contracts entered into with clients in the ordinary course of business that contain customary conflicts or similar restrictions with respect to the parties involved in the applicable transaction that is the subject of such Contract);

(xi)                              any Contract providing for any material indemnification obligation of any Sandler Entity or under which any Sandler Entity has guaranteed any material liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

(xii)                           any Contract that contains a put, call, right of first refusal, preemptive right or right of first offer pursuant to which any Sandler Entity could be required to purchase or sell, as applicable, any Equity Interests of any Sandler Entity or any assets;

(xiii)                        any Contract relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2016 or that contains any continuing earnout or similar contingent payment obligation that has not been satisfied in full;

(xiv)                       any Contracts entered into after January 3, 2011 with any (A) Class A Member, Class C Member or Key Employees; (B) record or beneficial owner of five percent or more of the voting securities of any Sandler Party; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such officer, director or beneficial owner; and

(xv)                          any Contract pursuant to which any Sandler Entity grants or receives a material license, covenant not to sue, release, waiver, option or other right with respect to material Intellectual Property, other than (A) non-exclusive licenses granted to any Sandler Entity for software or software services that are generally commercially available on “shrink wrap,” “click through,” or other standardized terms, and (B) non-exclusive licenses granted by any Sandler Entity to their respective customers in the ordinary course of business pursuant to a Contract that conforms in all material respects to a form agreement identified on Section 4.13(a)(xv) of the Company Disclosure Schedule.

(b)                                 The Sandler Parties have prior to the date of this Agreement made available to Buyer true, correct and complete copies of, or if no written copies are available, written summaries of, each Sandler Material Contract listed, or required to be listed, in Section 4.13(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder that remain in effect). Each Sandler Material Contract is valid and binding on the applicable Sandler Entity or Sandler Entities that are parties thereto and, to the knowledge of the Sandler Parties, each other party thereto, and is in full force and effect in all material respects (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), and no written notice to terminate, in whole or part, any of the same has been delivered to any Sandler Party. Neither the Sandler Entities nor, to the knowledge of the Sandler Parties, any other party thereto is in material default or material breach under the terms of any Sandler Material Contract.

Section 4.14                             Broker-Dealer and Investment Advisory Matters.

(a)                                      Each of Sandler Broker-Dealer and Sandler Advisors is duly registered as a broker-dealer or investment adviser, as applicable, with the SEC and any securities or insurance commission and other Governmental Authority with which they are required to be so registered. Each employee or associated Person of Sandler Broker-Dealer or Sandler Advisors who is required to be registered, licensed or qualified with any Governmental Authority as an investment adviser representative, registered principal, registered representative or in any other capacity to perform his or her job functions on behalf of Sandler Broker-Dealer or Sandler Advisors is, and at all times so required since December 31, 2016 has been, so registered, licensed or qualified. Sandler Broker-Dealer is a member organization in good standing of FINRA and each of Sandler Broker-Dealer and Sandler Advisors is a member organization in good standing of each other self-regulatory organization with which it is registered and is and, to the extent applicable, has been since December 31, 2016 in compliance in all material respects with all applicable rules and regulations of each such self-regulatory organization. Each of Sandler Broker-Dealer and Sandler Advisors is and has been since December 31, 2016 duly registered, licensed or qualified as a broker-dealer or an investment adviser, as applicable, under, and in material compliance with, the laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no Action pending or, to the Company’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications. Other than Sandler Broker-Dealer and Sandler Advisors, none of the Sandler Entities is required to be registered, licensed or qualified as a broker-dealer or investment adviser, in each case, with the SEC or any securities or insurance commission or other Governmental Authority.

(b)                                      None of the Sandler Entities, nor, to the Company’s knowledge, any of their respective managers, directors, officers, employees or “associated persons,” as applicable, (i) is or has since December 31, 2016 been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) (including pursuant to Section 203(e) or (f) thereof) or is or has since December 31, 2016 been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or (iii) is subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company or the Company Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act or which would be the basis for any limitation on serving in any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act of 1940 (the “Investment Company Act”). There is no investigation pending or, to the knowledge of the Company, threatened against any Sandler Entity or any of its “associated persons” whether formal or informal that is reasonably likely to result in any such Person being deemed ineligible as described in the foregoing clause (i), subject to a statutory disqualification as described in the foregoing clause (ii) or subject to a finding as described in the foregoing clause (iii).

(c)                                  Sandler Broker-Dealer is and has been since December 31, 2016, in compliance with all applicable regulatory net capital requirements and maintains, and at all times since December 31, 2016 has maintained, sufficient net capital as required by SEC Rule 15c3-1 (the “Capital Rule”). No distribution of cash is required to be made, or will be made, by Sandler Broker-Dealer that will result in it not being in compliance with applicable regulatory net capital requirements or it not maintaining sufficient net capital as required by the Capital Rule. Sandler Broker-Dealer is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets. There are no material disputes pending or, to the knowledge of the Company, threatened against Sandler Broker-Dealer, by any current or former Clients.

(d)                                 The Company has made available to Buyer a true, correct and complete copy of Sandler Broker-Dealer’s Uniform Applications for Broker-Dealer Registration on Form BD filed since December 31, 2016, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”), a true, correct and complete copy of each Financial and Operational Combined Uniform Single report (“FOCUS Report”) filed since December 31, 2016, and a true, correct and complete copy of each other registration, report and material correspondence filed or submitted by Sandler Broker-Dealer with or to the SEC and FINRA since December 31, 2016 and will deliver or make available to Buyer such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of this Agreement and prior to the Closing. Each Form BD and Sandler Broker-Dealer’s other registrations, forms, and reports filed or submitted with or to the SEC and FINRA since December 31, 2016 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and any other Applicable Law.

(e)                                  The Sandler Entities have established and implemented, and maintain, written policies and procedures reasonably designed to prevent violations of Applicable Law related to insider trading and no Governmental Authority has charged any Sandler Entity with violating any Applicable Law related to insider trading. The Sandler Entities maintain a system of ethical walls and similar controls reasonably designed to prevent the disclosure of confidential information among the Sandler Entities in violation of Applicable Law.

(f)                                   Sandler Advisors has at all times since December 31, 2016, rendered investment advisory services to investment advisory Clients in compliance in all material respects with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its investment advisory agreements with such investment advisory Clients, written instructions from such investment advisory Clients, prospectuses or other offering materials, board of directors or trustee directives and Applicable Law. There are no material disputes pending or, to the knowledge of the Company, threatened in writing against Sandler Advisors, by any current or former investment advisory Clients under the terms of any investment advisory agreement or similar arrangement.

(g)                                  Sandler O’Neill Hedging Services LLC is duly registered as an introducing broker with the National Futures Association and has been in compliance in all material respects with all applicable rules and regulations thereof since September 28, 2018. There is no Action pending or, to the Company’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registration. Except for the foregoing, no Sandler Entity is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws.

(h)                                 Sandler Broker-Dealer is a member in good standing of the United States Securities Investor Protection Corporation and has been in compliance in all material respects with all applicable rules and regulations thereof since December 31, 2016.

(i)                                     No Sandler Entity acts as a fiduciary for any accounts.

(j)                                    No Sandler Entity has provided any extension of credit to any Client (other than extensions of payment deadlines or other similar accommodations with respect to payment terms in the ordinary course of business).

Section 4.15                             Clients.

(a)                                 Section 4.15(a) of the Company Disclosure Schedule sets forth (i) a form of each agreement or arrangement for the performance of investment advisory services, and all amendments thereto, in effect on the date hereof relating to the rendering of services by Sandler Advisors to Clients and (ii) a list of the aggregate assets of the Clients under management, respectively, as of December 31, 2018. Sandler Advisors is not a party to any brokerage agreement for the purposes of providing any brokerage services to a Client.

(b)                                 Section 4.15(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all advisory assignments with respect to which any Sandler Entity is currently engaged and with respect to which the aggregate fees payable to any Sandler Entity upon the completion of such transaction would reasonably be expected to be in excess of $1,000,000.

(c)                                  Since December 31, 2016, each Client has been in all material respects originated and serviced (i) in conformity with the applicable policies of the Sandler Entities, as applicable, (ii) in accordance with the terms of any applicable Contract governing the relationship with such Client, (iii) in accordance with any written instructions received from such Client and (iv) in compliance with all Applicable Law and the relevant Sandler Entity’s Organizational Documents, as applicable.

(d)                                 No Sandler Entity is a party to any Contract pursuant to which it is obligated to pay any material referral fees, finders’ fees, retrocessions or similar fees or compensation with respect to any of its Clients.

(e)                                  Section 4.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of the names of each of the Clients that accounts for 3% or more of the Company’s consolidated revenues for any of its two most recent fiscal years ended prior to the date hereof.

Section 4.16                             Insurance.

(a)                                 Section 4.16(a) of the Company Disclosure Schedule sets forth, as of the date hereof, all policies (“Insurance Policies”) of liability, property, fire, casualty business interruption, product liability, sprinkler and water damage, and other forms of insurance owned or held by any Sandler Entity, true and correct copies of which have previously been made available to Buyer, and indicates in each case which Sandler Entity holds such Insurance Policies.

(b)                                 The Sandler Entities are insured with reputable insurers against such risks and in such amounts as the management of Holdings and the Company reasonably has determined to be prudent and consistent with industry practice, and since December 31, 2016 no Sandler Entity has received written notice to the effect that it is in material default under any Insurance Policy. Each Insurance Policy that is outstanding is in full force and effect and, except for policies insuring against potential liabilities of officers, managers, directors and employees of the Sandler Entities, the relevant Sandler Entity is the sole beneficiary of each such policy. All premiums and other payments due under any Insurance Policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 4.17                             Taxes.

(a)                                 Each Sandler Entity has timely filed, or has caused to be timely filed, taking into account valid extensions of time within which to file, all income and other material Tax Returns required to be filed, and all such Tax Returns are, true, correct and complete in all material respects.

(b)                                 Each Sandler Entity has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, except with respect to Taxes that are being contested in good faith. Each Sandler Entity has properly reserved or accrued, in accordance with GAAP, any material Taxes not due and payable as of December 31, 2018 on its financial statements as of December 31, 2018. Since the date of the financial statements as of December 31, 2018, each Sandler Entity has not incurred any material liability for Taxes, other than in the ordinary course of business. No deficiency with respect to a material amount of Taxes has been asserted in writing against any Sandler Entity which deficiency has not been paid, settled or withdrawn.

(c)                                  There is no claim, audit or Action now pending or threatened in writing against or with respect to any Sandler Entity in respect of any material Tax Return or material Tax.

(d)                                 No written claim has been made by any Taxing Authority in a jurisdiction where any Sandler Entity has not filed Tax Returns that such Sandler Entity may be subject to Tax by such jurisdiction.

(e)                                  No Sandler Entity has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   No Sandler Entity is liable for Taxes of any Person as a result of being (or having been) (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) obligated to indemnify or otherwise assume or succeed to the Tax liability of such Person (other than any obligation pursuant to (x) an agreement or arrangement that is solely between or among any Sandler Entity and/or any of its Subsidiaries, or (y) customary provisions in commercial arrangements entered into in the ordinary course of such Sandler Entity’s business and the primary purpose of which is not related to Taxes).

(g)                                  No Sandler Entity has or has ever had a permanent establishment in any foreign country within the meaning of an applicable income tax treaty or otherwise has an office or fixed place of business in a country other than the United States.

(h)                                 No Sandler Entity has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4, no Sandler Entity is or has ever been a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, and no Sandler Entity has been a “material advisor” with respect to any such transactions within the meaning of Section 6111 of the Code.

(i)                                     No Sandler Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) deferred revenue, (v) application of Section 108(i) of the Code (or any comparable provisions of state, local or non-U.S. law), (vi) change in accounting method for a taxable period ending on or before the Closing Date, or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(j)                                    No Sandler Entity has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have an effect in a post-Closing period.

(k)                                 There is no power of attorney granted by any Sandler Entity relating to a Tax that is currently in place.

(l)                                     No Sandler Entity is a party to or bound by, nor has any obligation under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between or among any Sandler Entity and its Subsidiaries (other than (x) any such agreement or arrangement that is solely between or among any Sandler Entity and/or any of its Subsidiaries, or (y) customary provisions in commercial arrangements entered into in the ordinary course of such Sandler Entity’s business and the primary purpose of which is not related to Taxes).

(m)                             There are no material Liens for Taxes upon the assets of any Sandler Entity.

(n)                                 Neither Holdings nor any of the Company Subsidiaries, or any of their predecessors, is or has ever been treated as an association taxable as a corporation for U.S. federal income Tax purposes.

(o)                                 Each of Holdings and the Limited Partnerships has made (or will make) a valid election under Section 754 of the Code which election will be effective for the taxable period that includes the Closing Date.

(p)                                 Within the two-year period ending on the Signing Date, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code).

(q)                                 The Tangible Book Value as of the Closing Date reflects all Taxes for any Pre-Closing Tax Period with respect to any Sandler Entity which the Sellers have not paid, or caused to be paid, in full to the relevant Taxing Authority. With respect to any Straddle Period included in any Pre-Closing Tax Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined on an interim closing of the books basis as of the close of business on the Closing Date (and for such purpose the taxable period of any Sandler Entity shall be deemed to terminate at such time), except for property, ad valorem and similar Taxes, which shall be prorated on a daily basis.

Section 4.18                             Employee Benefit Plans and Employees.

(a)                                 Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract or arrangement, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by any Sandler Entity with respect to current or former employees of the Sandler Entities or any beneficiaries or dependents thereof, including “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(b)                                 With respect to each material Employee Plan, the Company has made available to Buyer, to the extent applicable, accurate and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Authority received in the last two years with respect to any Employee Plan.

(c)                                  (i) Each Employee Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and Applicable

Law, including ERISA and the Code, as applicable, (ii) all contributions or other amounts payable by the Sandler Entities with respect to each Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to any Sandler Entity.

(d)                                      With respect to each ERISA Plan, the Company has made available to Buyer, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter, and (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)                                       Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Plan. With respect to any ERISA Plan, no Sandler Entity has engaged in a transaction in connection with which any Sandler Entity reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)                                        No Sandler Entity or any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six (6) years. No Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g)                                       Except as required by Applicable Law, no Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Sandler Entity has any obligation to provide such benefits. To the extent that any Sandler Entity sponsors such plans, such Sandler Entity has reserved the right to amend, terminate or modify at any time each Employee Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(h)                                      Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material documentary compliance with, or is exempt from, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(i)                                          Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Mergers or the other Transactions could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Sandler Entities to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause any Sandler Entity to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Closing.

(j)                                         No Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Sandler Entities who reside or work outside of the United States.

(k)                                      As of the date hereof, (i) there is no strike, lockout, slowdown, work stoppage, job action, picketing, unfair labor practice or other labor dispute pending or, to the knowledge of the Company, threatened, (ii) there is no unfair labor practice charge against any Sandler Entity pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or, to the knowledge of the Company, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Sandler Entities.

(l)                                          Since December 31, 2016, each Sandler Entity is in compliance in all material respects with all Applicable Law respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

(m)                                  There are no proceedings pending or, to the knowledge of the Company, threatened against any Sandler Entity, or, to the knowledge of the Company, pending or threatened against any employee of the Sandler Entities in connection with the employment relationship, by or on behalf of any present or former employee of the Sandler Entities, any applicant for employment or classes of the foregoing, alleging (i) any material violation of any Applicable Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of any Sandler Entity or any of its employees in connection with the employment relationship, or (ii) abusive behavior, harassment or gender, age, race, sexual orientation or other discriminatory behavior on the part of any Sandler Entity or any of its employees in connection with the employment relationship. To the Company’s knowledge, no whistleblower or similar complaints have been made with respect to any Sandler Entity or any of its employees alleging abusive behavior, harassment or discrimination on the basis of gender, age, race, sexual orientation or any other protected class.

(n)                                      No Sandler Entity has incurred any material liability under the WARN Act that has not been satisfied in full.

(o)                                      As of the date hereof, to the knowledge of the Company, no Key Employee has given notice of termination of employment with Holdings, the Company or any Sandler Entity.

Section 4.19                             Intellectual Property.

(a)                                 Section 4.19(a) of the Company Disclosure Schedule identifies all Intellectual Property, if any, that is (i) issued by, registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar and (ii) owned or purported to be owned by the Sandler Entities (collectively, “Company Registered IP”).

(b)                                 Each item of Company Registered IP is subsisting, and to the knowledge of the Company, other than Company Registered IP constituting applications, valid and enforceable. The consummation of the Transactions will not alter, encumber, impair or extinguish any material Intellectual Property right of any Sandler Entity.

(c)                                  Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of any Sandler Entity, each Sandler Entity owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business. The Sandler Entities solely and exclusively own all Company Registered IP and any other material Intellectual Property that they own or purport to own, including all right, title and interest in and to the Trademark “Sandler O’Neill” and all Trademarks incorporating such name or that are derived therefrom.

(d)                                 Except as not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability or disruption to their respective businesses, no Sandler Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Intellectual Property right owned by any Sandler Entity. There is no pending or, to the knowledge of the Company, threatened Action with respect to any material Intellectual Property owned by any Sandler Entity, or alleging that any Sandler Entity has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. No Sandler Entity has, since December 31, 2016, received any written claim (i) challenging the validity, enforceability, or such Sandler Entity’s exclusive rights in or to any Intellectual Property that it owns or purports to own, or (ii) alleging or suggesting that such Sandler Entity has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(e)                                  The Sandler Entities have taken reasonable steps consistent with reasonable industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Sandler Entities and no such Trade Secrets have been disclosed to or accessed by any Person other than employees, representatives and agents of the Sandler Entities owing a duty of confidentiality to the Sandler Entities pursuant to agreements with the Sandler Entities or under the applicable policies and procedures of the Sandler Entities (or, in the case of non-employees, the applicable policies and procedures of such Persons’ employers), in each case, which, to the knowledge of the Company, have not been breached in any material respect.

Section 4.20                             Information Technology; Privacy.

(a)                                 The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Sandler Entities. To the knowledge of the Company, since December 31, 2016, there has been no unauthorized access to or unauthorized use of (i) any IT Assets, (ii) any information stored on or processed by such IT Assets by or on behalf of the Sandler Entities, or (iii) any confidential or proprietary information that is in any Sandler Entity’s possession or control, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to, or material disruption of the business operations of, the Sandler Entities, or that could otherwise result in an obligation to notify any Governmental Authority. No Sandler Entity has since December 31, 2016 experienced a material disruption to its business operations as a result of a failure or breach of, or disruption to, any IT Assets.

(b)                                      Each Sandler Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with industry practices to ensure that the IT Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and to the knowledge of the Company, none of the IT Assets contain or make available any of the foregoing.

(c)                                       Each Sandler Entity has implemented reasonable backup and disaster recovery policies and processes consistent with industry practices to reasonably maintain the operation of the respective businesses of the Sandler Entities.

(d)                                      No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure, to any Person who is not, as of the date hereof, an employee of any Sandler Entity, of any substantial portion of material Company Software in source code format. No material Company Software is used, modified or distributed in a manner that requires, or would reasonably be expected to require, under any “open source,” “copyleft,” “viral” or similar licensing obligation, that any such Company Software (or software linked to or distributed therewith) be disclosed, licensed, conveyed, distributed or made available in source code format or on a royalty-free basis (including for the purpose of making additional copies or derivative works).

(e)                                       Each Sandler Entity currently implements and maintains written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable and consistent with any publicly-facing statements or policies adopted by the Sandler Entities (such policies and measures, collectively, the “Privacy and Security Policies”). The Sandler Entities are in compliance in all material respects with all of their respective Privacy and Security Policies and contractual and fiduciary obligations, and all Applicable Law, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information. No Person has gained unauthorized access to or misused any Personal Information in a manner that has resulted in, or could reasonably be expected to result in, material liability or reputational harm to the Sandler Entities, or an obligation for the Sandler Entities to notify any Governmental Authority, including a requirement to make any filing with the SEC.

Section 4.21                             Properties. No Sandler Entity owns any real property. With respect to the real property leased, subleased or licensed to any Sandler Entity (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Buyer) is valid, legally binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exceptions, and no Sandler Entity or, to the knowledge of the Sandler Parties, any lessor or other third party thereto, is in breach of or default in any material respect under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration by any third party thereunder. No Sandler Entity has assigned or otherwise transferred its interests under any Leased Real Property to any other Person, and have not subleased, licensed or otherwise granted any other Person the right to occupy any Leased Real Property. There are no pending or, to the knowledge of the Sandler Parties, threatened condemnation or eminent domain proceedings affecting any Leased Real Property. Section 4.21 of the Company Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements under which any Sandler Entity leases, uses or occupies or has the right to use or occupy any Leased Real Property, and the Company has made available to Buyer true, correct and complete copies of each such lease, sublease, license or other agreement.

Section 4.22                             Environmental Matters. Except as disclosed in Section 4.22 of the Company Disclosure Schedule: (i) since December 31, 2016, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action, claim or review is pending or, to the knowledge of the Sandler Parties, is threatened by any Governmental Authority or other Person relating to any Sandler Entity and relating to or arising out of any Environmental Law; (ii) the Sandler Entities are and since December 31, 2016 have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) there are no material liabilities or obligations of any Sandler Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by any Sandler Entity of any Hazardous Substance; and (v) there are not any asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property leased or now or previously owned by any Sandler Entity.

Section 4.23                             Antitakeover Statutes. No antitakeover, “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions (each, a “Takeover Statute”).

Section 4.24                             Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Sandler Entity entitled to any fee or commission in connection with the Transactions. There are no third party advisors that have been retained by or authorized to act on behalf of any Sandler Entity who will be entitled to any payment of expenses, costs or fees by the Sandler Entities (or any of their Affiliates or successors) in connection with the consummation of the Transactions except for the third party advisors set forth in Section 4.24 of the Company Disclosure Schedule.

Section 4.25                             No Other Representations or Warranties. The Sandler Parties hereby acknowledge and agree that the representations and warranties in Article V are the sole representations and warranties made by or on behalf of the Buyer Parties and their Affiliates and except for the representations and warranties in Article V, no Buyer Party or any other Person makes any express or implied representation or warranty with respect to any Buyer Party, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Sandler Parties hereby disclaim any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in (i) the Buyer SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Buyer Disclosure Schedule, the Buyer Parties represent and warrant to the Sandler Parties that, as of the date hereof and as of the Closing Date (except for any representation and warranty given as of an earlier date which need only be true and correct as of such date):

Section 5.01                             Corporate Organization. Each Buyer Party is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, limited liability or similar powers, as applicable, required to own or lease all of its properties and assets and to carry on its business as now conducted. Each Buyer Party is duly qualified to do business as a foreign company or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not and would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Entities, taken as a whole. Prior to the date of this Agreement, each Buyer Party has delivered to the Company true and complete copies of such Buyer Party’s Organizational Documents, all of which are in full force and effect.

Section 5.02                             Authorization. Each Buyer Party has all requisite corporate, limited liability company, partnership or similar organizational power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance and consummation by each Buyer Party of the Transactions to which they are a party have been duly and validly authorized by, in the case of, (a) Buyer, the board of directors of Buyer, (b) Company Merger Sub, the board of directors of Company Merger Sub and the sole shareholder of Company Merger Sub, and (c) Holdings Merger Sub, Mortgage Finance Merger Sub, Advisors Merger Sub, and Ranger BD Merger Sub, their respective sole members. This Agreement and the consummation of the Transactions, including the Mergers and the issuance of restricted shares of Buyer Common Stock as Equity Consideration and as part of the Retention Pool, do not require approval by Buyer’s stockholders. This Agreement has been duly and validly executed and delivered by each Buyer Party and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each Buyer Party enforceable against each Buyer Party in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exceptions.

Section 5.03                             Governmental Authorization. The execution, delivery and performance by the Buyer Parties of this Agreement and the consummation by each Buyer Party of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations, (ii) any actions or filings set forth in Section 5.03(ii) of the Buyer Disclosure Schedule, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (ii) above. As of the date hereof, no Buyer Party is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Transactions on a timely basis, it being understood that no Buyer Party is making any representation or warranty regarding any reason relating to any Sandler Party.

Section 5.04                             Non-contravention. Assuming compliance with the matters referenced in Section 5.02 and Section 5.03, the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions, including the Mergers, by the Buyer Parties do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any Buyer Party, in each case, as amended and as in effect as of the date hereof, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which any Buyer Party is entitled under any provision of any agreement or other instrument binding upon any Buyer Party or any license, franchise, permit, certificate, approval or other similar authorization, except, in the case of clause (b) as would not reasonably be expected to materially delay the Transactions, and in the case of clause (c), as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties and their Subsidiaries, taken as a whole.

Section 5.05                             Capitalization; Indebtedness.

(a)                                 As of date hereof, the authorized capital stock of Buyer consists of (i) 5,000,000 shares of preferred stock, par value $0.01 per share, of which zero shares were issued and outstanding as of June 30, 2019, and (ii) 100,000,000 shares of Buyer Common Stock, of which 14,203,464 shares were issued and outstanding as of June 30, 2019, of which 534,485 shares were restricted stock issued under the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan. As of June 30, 2019, Buyer held 6,587,076 shares in its treasury stock. As of June 30, 2019, Buyer had 81,667 outstanding options, none of which was exercisable as of such date. All outstanding shares of Buyer Common Stock have been duly authorized and validly issued in accordance with Applicable Law, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(b)                                 No stock plan, stock purchase, stock option or other agreement or understanding between Buyer or its Subsidiaries and any holder of the capital stock of Buyer or the capital stock or other equity or ownership interests of any of its Subsidiaries, or rights exercisable or convertible therefor, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, including adjustments to or resets of the exercise price of any outstanding security of Buyer or any of its Subsidiaries, as a result of the consummation of the Transactions.

(c)                                       The issuance of the Buyer Common Stock to be issued pursuant to Section 2.07(d) has been duly authorized by Buyer and, when issued and delivered to the applicable Sellers in accordance with the terms of this Agreement, such Buyer Common Stock will be validly issued, fully paid and nonassessable, free of any and all Liens other than Permitted Equity Liens and any Liens arising under this Agreement or the Equity Consideration Restricted Stock Agreements, and, assuming the accuracy of the applicable Seller’s representations and warranties set forth in the Equity Consideration Restricted Stock Agreements, issued in compliance with all applicable federal and state securities Applicable Law. None of the Buyer Common Stock issued pursuant to this Agreement will, upon issuance, be subject to any preemptive rights, rights of first refusal, or other rights to purchase the Buyer Common Stock (whether in favor of Buyer or any other Person) pursuant to any Contract of Buyer.

(d)                                      There are outstanding no bonds, debentures, notes or other Indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Buyer Common Stock may vote. Except for the Equity Consideration as set forth in this Section 5.05, as of the date hereof there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, reserve for issuance or cause to become outstanding any, (i) ownership interests (whether voting or nonvoting) in Buyer, (ii) securities of Buyer convertible into or exchangeable for capital stock or other equity interests (whether voting or nonvoting) in Buyer, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from Buyer, or other obligations of Buyer to issue, any capital stock or other equity interests (including voting securities) or securities convertible into or exchangeable for capital stock or other equity interests (whether voting or nonvoting) in Buyer, or (iv) restricted units, unit appreciation rights, performance units, contingent value rights, “phantom” units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other equity interests (whether voting or nonvoting) in Buyer (the items in clauses (i) though (iv) being referred to collectively as “Buyer Securities”). There are no outstanding obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register with the SEC, any Buyer Securities. Neither Buyer nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Buyer Securities. There are no voting trusts, proxies, unitholder agreements or other agreements or understandings to which the Buyer is a party with respect to the voting of Buyer Securities.

(e)                                       Each Buyer Party (except for Buyer) is a wholly owned subsidiary of Buyer.

Section 5.06                             Reports; Financial Statements.

(a)                                      Since December 31, 2016, Buyer has timely filed or furnished, as applicable, all reports, schedules, forms, statements, exhibits and other filings, together with any amendments required to be made with respect thereto, that it has been required to file or furnish with the SEC pursuant to the reporting requirements of the Exchange Act (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Buyer SEC Documents”), except where the failure to file such Buyer SEC Documents would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. As of the respective dates of their filing with the SEC, the Buyer SEC Documents complied in all material respects with the rules and regulations of the SEC under the Exchange Act, and none of the Buyer SEC Documents, as of the respective dates of their filing with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(b)                                      The financial statements and notes contained or incorporated by reference in the Buyer SEC Documents (the “Buyer Financial Statements”) fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of Buyer’s operations, changes in shareholders’ equity, and cash flows then ended and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Buyer is in compliance in all material respects with the applicable listing requirements of the New York Stock Exchange and Buyer has not received written notice from the New York Stock Exchange regarding any failure to so comply.

(c)                                       Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect in any material respect Buyer’s or any of its Subsidiaries’ ability to record, process, summarize and report financial data and has identified for Buyer’s auditors any material weaknesses in internal controls and (ii) to the knowledge of Buyer, any fraud that involves management or other employees who have a significant role in Buyer’s or any of its Subsidiaries’ internal controls. Buyer’s and each of its Subsidiaries’ internal control over financial reporting is effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets and (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(d)                                      There is no liability or obligation of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of March 31, 2019 included in the Buyer Financial Statements, (ii) liabilities or obligations incurred in accordance with this Agreement and (iii) liabilities or obligations that have been incurred in the ordinary course of business since the date of such balance sheet that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

Section 5.07                        Absence of Certain Changes.

(a)                                      Since December 31, 2018, there has not been any event, occurrence, fact or change that has had, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

(b)                                      Since December 31, 2018, except with respect to the Transactions, including the Mergers, or as required or permitted by this Agreement, the business of Buyer and its Subsidiaries has been conducted in all material respects in the ordinary course.

Section 5.08                             Litigation. There is no and, since December 31, 2016, has been no Action pending against, or, to the knowledge of Buyer, threatened against, Buyer or any of its Subsidiaries before or, in the case of threatened Actions, that would be before, any arbitrator or Governmental Authority that (i) is brought by a Governmental Authority, (ii) if adversely determined, damages payable by Buyer and its Subsidiaries had or would reasonably be expected to exceed $500,000, (iii) is material to Buyer and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on Buyer’s and its Subsidiaries’ businesses, taken as a whole or (iii) in any manner challenges or seeks to prevent or enjoin the Mergers or any of the other Transactions. Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any arbitrator or Governmental Authority outstanding against Buyer or any of its Subsidiaries, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer and its Subsidiaries, taken as a whole.

Section 5.09                        Compliance with Applicable Law.

(a)                                 Each of Buyer and its Subsidiaries are, and since December 31, 2016, have been in compliance in all material respects with, and, to the knowledge of Buyer, are not under investigation with respect to and have not been charged or threatened to be charged with or given any written notice alleging a violation of Applicable Law by Buyer or any of its Subsidiaries. Buyer and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders held by Buyer and its Subsidiaries in connection with the operation of the businesses of Buyer and its Subsidiaries (the “Buyer Permits”). To the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Buyer and each of its

Subsidiaries is and, since December 31, 2016, has been in compliance in all material respects with the terms of the Buyer Permits.

(b)                                 Since December 31, 2016, neither Buyer nor any of its Subsidiaries, nor to the knowledge of Buyer, any manager, director, officer, agent, employee or any other Person acting on behalf of Buyer or any of its Subsidiaries, has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated any applicable Anti-Corruption Laws; or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv), in connection with the operation of the businesses of Buyer and its Subsidiaries. Buyer and its Subsidiaries have established and maintain a system of internal controls reasonably designed to provide reasonable assurances regarding compliance by Buyer and its Subsidiaries with all applicable Anti-Corruption Laws.

Section 5.10                             Certain Contracts.

(a)                                 Each Contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Buyer, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Buyer Contract”).

(b)                                 Each Buyer Contract is valid and binding on Buyer and/or its applicable Subsidiaries that are parties thereto and, to the knowledge of Buyer, each other party thereto, and is in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), and no written notice to terminate, in whole or part, any of the same has been delivered to the Buyer, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any other party thereto is in default or breach under the terms of any Buyer Contract, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.

Section 5.11                             Broker-Dealer and Investment Advisory Matters.

(a)                                 Each of Buyer Broker-Dealer and each Buyer Investment Advisor Subsidiary is duly registered as a broker-dealer or investment adviser, as applicable, with the SEC and any securities or insurance commission and other Governmental Authority with which they are required to be so registered. Each employee or associated Person of Buyer Broker-Dealer or any Buyer Investment Advisor Subsidiary who is required to be registered, licensed or qualified with any Governmental Authority as an investment adviser representative, registered principal, registered representative or in any other capacity to perform his or her job functions on behalf of Buyer Broker-Dealer or any Buyer Investment Advisor Subsidiary is, and at all times so required since December 31, 2016 has been, so registered, licensed or qualified. Buyer Broker-Dealer is a member organization in good standing of FINRA and each of Buyer Broker-Dealer and each Buyer Investment Advisor Subsidiary is a member organization in good standing of each other self-regulatory organization with which it is registered and is and, to the extent applicable, has been since December 31, 2016 in compliance in all material respects with all applicable rules and regulations of each such self-regulatory organization. Each of Buyer Broker-Dealer and each Buyer Investment Advisor Subsidiary is and has been since December 31, 2016 duly registered, licensed or qualified as a broker-dealer or an investment adviser, as applicable, under, and in material compliance with, the laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no Action pending or, to the Buyer’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications. Other than Buyer Broker-Dealer and each Buyer Investment Advisor Subsidiary, neither the Buyer nor any Buyer Subsidiary is required to be registered, licensed or qualified as a broker-dealer or investment adviser, in each case, with the SEC or any securities or insurance commission or other Governmental Authority.

(b)                                      None of the Buyer, any of its Subsidiaries, nor, to the Buyer’s knowledge, any of their respective managers, directors, officers, employees or “associated persons,” as applicable, (i) is or has since December 31, 2016 been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or is or has since December 31, 2016 been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or (iii) is subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Buyer or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act or which would be the basis for any limitation on serving in any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act. There is no investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries or any of its “associated persons” whether formal or informal that is reasonably likely to result in any such Person being deemed ineligible as described in the foregoing clause (i), subject to a statutory disqualification as described in the foregoing clause (ii) or subject to a finding as described in the foregoing clause (iii).

(c)                                       Buyer Broker-Dealer is and has been since December 31, 2016, in compliance with all applicable regulatory net capital requirements and maintains, and at all times since December 31, 2016 has maintained, sufficient net capital as required by the Capital Rule. No distribution of cash is required to be made, or will be made, by Buyer Broker-Dealer that will result in it not being in compliance with applicable regulatory net capital requirements or it not maintaining sufficient net capital as required by the Capital Rule. Buyer Broker-Dealer is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets. There are no material disputes pending or, to the knowledge of the Buyer, threatened in writing against Buyer Broker-Dealer, by any current or former Clients.

(d)                                 Buyer has made available to the Company a true, correct and complete copy of Buyer Broker-Dealer’s Form BD, a true, correct and complete copy of each FOCUS Report filed since December 31, 2017, and a true, correct and complete copy of each other registration, report and material correspondence filed or submitted by Buyer Broker-Dealer with or to the SEC and FINRA since December 31, 2017 and will deliver or make available to Buyer such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of this Agreement and prior to the Closing. Each Form BD and Buyer Broker-Dealer’s other registrations, forms, and reports filed or submitted with or to the SEC and FINRA since December 31, 2017 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and any other Applicable Law.

(e)                                  The Buyer and its Subsidiaries have established and implemented, and maintain, written policies and procedures reasonably designed to prevent violations of Applicable Law related to insider trading and no Governmental Authority has charged the Buyer or any Buyer Subsidiary with violating any Applicable Law related to insider trading. The Buyer and its Subsidiaries maintain a system of ethical walls and similar controls reasonably designed to prevent the disclosure of confidential information among the Buyer and its Subsidiaries in violation of Applicable Law.

(f)                                   Each Buyer Investment Advisor Subsidiary has at all times since December 31, 2016, rendered investment advisory services to investment advisory Clients in compliance in all material respects with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its investment advisory agreements with such investment advisory Clients, written instructions from such investment advisory Clients, prospectuses or other offering materials, board of directors or trustee directives and Applicable Law. There are no material disputes pending or, to the knowledge of the Buyer, threatened in writing against any Buyer Investment Advisor Subsidiary, by any current or former investment advisory Clients under the terms of any investment advisory agreement or similar arrangement. The accounts of each investment advisory Client of each Buyer Investment Advisor Subsidiary, subject to ERISA or Section 4975 of the Code, have been, since December 31, 2016, managed in compliance with the applicable requirements of ERISA and Section 4975 of the Code in all material respects.

(g)                                  Buyer Broker-Dealer is a member in good standing of the United States Securities Investor Protection Corporation and has been in compliance in all material respects with all applicable rules and regulations thereof since December 31, 2016.

Section 5.12                             Intellectual Property; Information Technology; Privacy.

(a)                                 Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the businesses of Buyer and its Subsidiaries, taken as a whole, (i) Buyer and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business, and (ii) Buyer and its Subsidiaries solely and exclusively own all right, title and interest in and to the

Trademark “Piper Jaffray & Co.” and all Trademarks incorporating such name or that are derived therefrom, together with any other material Intellectual Property that they own or purport to own.

(b)                                 Except as not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability or disruption to their respective businesses, taken as a whole, (i) neither Buyer nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person; and (ii) to the knowledge of the Buyer, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by the Buyer or any of its Subsidiaries.

(c)                                  To the knowledge of Buyer, since December 31, 2016, there has been no unauthorized access to or unauthorized use of (i) any IT Assets and (ii) any information stored on or processed by such IT Assets by or on behalf of the Buyer or any of its Subsidiaries, or (iii) any confidential or proprietary information that is in the Buyer’s or any of its Subsidiaries’ possession or control, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to, or material disruption of the business operations of, Buyer and its Subsidiaries, or that could otherwise result in an obligation to notify any Governmental Authority.

Section 5.13                             Finders’ Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Buyer Party entitled to any fee or commission in connection with the Transactions.

Section 5.14                             Securities Law Compliance. Buyer is acquiring the Equity Interests of the Sandler Parties for its own account, for investment purposes only, and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the Equity Interests of the Sandler Parties have not been registered under the Securities Act and may not be offered or sold without compliance with applicable securities laws, whether through registration of the offer and sale of such shares, the filing of, and obtaining of a final receipt for, a prospectus in respect of such offer and sale of such shares, or in reliance upon one or more exemptions from registration or prospectus requirements available under applicable securities laws. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Buyer has such knowledge and experience in financial, tax, and business matters in general, and investments in securities in particular, that Buyer is capable of evaluating the merits and risks relating to Buyer’s acquisition of the Equity Interests of the Sandler Parties and making an informed investment decision with respect to such acquisition. Buyer has not, directly or indirectly, offered the Equity Interests of the Sandler Parties to anyone or solicited any offer to buy the Equity Interests of the Sandler Parties from anyone, in each case that would have the effect of bringing such offer and sale of the Equity Interests of the Sandler Parties by Buyer within the registration requirements of the Securities Act or the securities laws of any other jurisdiction.

Section 5.15                             No Other Representations or Warranties. The Buyer Parties hereby acknowledge and agree that the representations and warranties in Article IV are the sole representations and warranties made by or on behalf of the Sandler Parties and their Affiliates and except for the representations and warranties in Article IV, no Sandler Party or any other

Person makes any express or implied representation or warranty with respect to any Sandler Party, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Buyer Parties hereby disclaim any such other representations or warranties.

ARTICLE VI

COVENANTS OF HOLDINGS AND THE COMPANY

Holdings and the Company agree that:

Section 6.01          Conduct of Holdings and the Company. From the date of this Agreement until the Closing, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, as required by Applicable Law or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), each of Holdings and the Company shall, and the Company shall cause each of the Company Subsidiaries to, conduct their business in the ordinary course and use their commercially reasonable efforts to preserve intact their present business organization and business relationships in all material respects. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, as required by Applicable Law or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Holdings and the Company shall not, and the Company shall not permit any of the Company Subsidiaries to:

(a)                                 amend their respective Organizational Documents (whether by merger, consolidation or otherwise);

(b)                                 (i) split, combine or reclassify any shares of their capital securities, (ii) declare, set aside or pay any dividend or make any other distribution (whether in stock, property or any combination thereof) in respect of any shares of their capital securities or other securities (other than cash dividends or cash distributions), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of their securities or any securities or ownership interests of any Company Subsidiary;

(c)                                  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Sandler Party Securities or Company Subsidiary Securities or (ii) amend any term of any Sandler Party Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)                                 grant any restricted or unrestricted stock or units or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of their capital stock;

(e)                                  incur, or commit to incur, any capital expenditures or any obligations or liabilities in respect thereof, in excess of $500,000 in the aggregate;

(f)                                   (i) enter into any material new line of business or any line of business that Buyer and its Affiliates could not conduct following the Closing without violating Applicable Law, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person other than securities or other financial instruments in the ordinary course, (iii) merge or consolidate with any other Person or (iv) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(g)                                  (i) sell, lease, license or otherwise dispose of any Company Subsidiary or any material assets (other than securities or other financial instruments) or, other than in the ordinary course, securities or other financial instruments, in all cases other than as required pursuant to any existing Contracts or renewals or replacements (to the extent permitted by this Section 6.01) of existing Contracts, (ii) cancel, release or assign any material Indebtedness to any Person, or (iii) cancel, abandon or otherwise allow to lapse or expire, or modify any material Intellectual Property;

(h)                                 other than Permitted Liens or Liens that will be released at or prior to the Closing, create or incur any Lien on any material asset;

(i)                                     make any loan, advance or investment (including any loan to an employee) outside the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person;

(j)                                    create, incur, assume or otherwise become liable with respect to any Indebtedness (other than intercompany indebtedness for borrowed money and indebtedness for borrowed money incurred in the ordinary course by Sandler Broker-Dealer, including margin for securities purchases made in the ordinary course), or extend or modify the same outside the ordinary course of business, in each case, which Indebtedness is not prepaid by the Company or the Company Subsidiaries at or prior to Closing;

(k)                                 with respect to Holdings, the Company and the Company Subsidiaries, enter into any new joint venture, strategic partnership or other similar arrangement;

(l)                                     (i) enter into or renew any Contract that would have been a Company Material Contract (other than of the type referred to in Section 4.13(a)(i) or (ii)) were the Company or any Company Subsidiary a party or subject thereto on the date of this Agreement other than (A) renewals of existing Contracts or (B) replacements of existing Contracts that have expired or were terminated by the counterparty, in each case, in the ordinary course, (ii) terminate or amend in any material respect any such Contract or any Company Material Contract (except for expirations or terminations of such Contracts in accordance with their terms) or (iii) enter into a transaction with a Related Party, except as permitted by Section 6.01(n);

(m)                             terminate, suspend or abrogate any material Company Permit or amend or modify any Company Permit in a manner that adversely impacts its ability to conduct business in any material respect;

(n)                                 except as required pursuant to the terms of any Employee Plan in effect as of the date hereof or as otherwise required by Applicable Law: (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, manager or independent contractor, except for with respect to employees who hold positions less senior than managing director, increases in annual salary or wage rate in the ordinary course of business that do not exceed 2% individually or 2% in the aggregate, (ii) become a party to, establish, adopt, amend, commence participation in or terminate any Employee Plan or any arrangement that would have been an Employee Plan had it been entered into prior to this Agreement, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vi) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, director or independent contractor, (vii) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000, (viii) terminate the employment of any employee who was granted an award under the Retention Pool, other than for cause or (ix) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(o)                                 make any change in any method of accounting or accounting principles or practice, except, for any such change required or, upon prior written notice to Buyer, permitted by GAAP;

(p)                                 settle any litigation, investigation, arbitration, proceeding or other claim involving any Sandler Entity involving a payment by any Sandler Entity in excess of $500,000 individually or $2,000,000 in the aggregate, or that would impose any material restriction on the business of any Sandler Entity (before or after the Closing);

(q)                                 except as may be required by Applicable Law, knowingly take any action that would reasonably be expected to prevent or materially delay the consummation of the Transactions;

(r)                                    except as may be required by Applicable Law, knowingly take any action or, to the extent feasible, knowingly fail to take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of any Sandler Entity to obtain any necessary approvals of any Governmental Authority required for the Transactions or to perform its covenants and agreements under this Agreement or to consummate the Transactions or thereby as promptly as practicable;

(s)                                   except as required by Applicable Law or with Buyer’s prior written consent, (i) make or change any material Tax election (other than elections specifically contemplated by this Agreement), (ii) change any material Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) file any amended Tax Returns, (v) settle or resolve any Tax controversy or surrender any Tax claim, audit or assessment, (vi) surrender any right to claim a Tax refund, (vii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to Taxes; or

(t)                                    agree, resolve or commit to do any of the foregoing.

Section 6.02          [Reserved].

Section 6.03                             No Solicitation; Other Offers. From the date of this Agreement until the Closing, or, if earlier, the date on which this Agreement is terminated in accordance with its terms, Holdings and the Company shall not, and the Company shall cause the Company Subsidiaries and its and their respective managers, directors, officers and employees (including the Class A and Class C Members), as applicable, and shall direct and use its reasonable best efforts to cause its investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate or encourage inquiries or proposals with respect to an Acquisition Proposal, or the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to any Sandler Entity or afford access to the business, properties, assets, books or records of any Sandler Entity to, or knowingly assist, cooperate, participate in, facilitate or encourage any effort by any Person (including any Seller) other than Buyer that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of any Sandler Entity or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. Holdings and the Company shall, and the Company shall cause the Company Subsidiaries and shall direct and use its reasonable best efforts to cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person other than Buyer conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall withdraw and terminate access that was granted to any Person (other than the parties to this Agreement and their respective Affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with any other Acquisition Proposal. The Company shall promptly (and in any event within five (5) business days following the public announcement of this Agreement) request each Person that has executed a confidentiality or similar agreement in connection with its consideration of an Acquisition Proposal within the one (1)-year period prior to the date hereof to return to the Sandler Entities or destroy all non-public information heretofore furnished to such Person by or on behalf of the Sandler Entities in accordance with the terms of such confidentiality or similar agreement. Notwithstanding anything to the contrary, this Section 6.03 shall not prohibit Holdings, the Company or their Representatives from informing any Person of the restrictions contained in this Section 6.03.

Section 6.04                             Access to Information; Financial Information Cooperation; Confidentiality. From the date of this Agreement until the Closing and subject to Applicable Law, Holdings and the Company shall, and the Company shall cause the Company Subsidiaries to, solely in connection with the consummation of the Transactions and post-Closing transition planning, (i) give to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, financial statements, audits, books and records during normal business hours and upon reasonable advance notice, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct their employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Buyer in its investigation. Notwithstanding the foregoing, neither Holdings nor the Company shall be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of Holdings or the Company, (x) violates any of its obligations with respect to confidentiality, (y) is subject to any attorney-client, work-product or other legal privilege, or (z) the disclosure of which would violate Applicable Law or legal duty (provided that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements). Any investigation pursuant to this Section 6.04 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary. Buyer, agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.04 for any competitive or other purpose unrelated to the consummation of the Transactions. All information furnished pursuant to this Section 6.04 shall be subject to the confidentiality agreement, dated March 23, 2017, as amended on March 15, 2019, between Buyer and Sandler Broker-Dealer (as may be further amended, supplemented or modified from time to time in accordance with its terms, the “Confidentiality Agreement”). No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by Holdings or the Company hereunder.

Section 6.05                        Tax Matters.

(a)                            Tax Withholding. Notwithstanding anything to the contrary contained herein, Buyer will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other Applicable Law. To the extent that amounts are so withheld and timely remitted to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)                            Tax Returns and Pre-Closing Tax Period Taxes.

(i)                                The Tax Return Representative shall prepare and file, or cause to be prepared and filed, (A) all Tax Returns of the Sandler Entities for any Pre-Closing Tax Period other than a Pre-Closing Tax Period consisting of a portion of a Straddle Period except as provided in clause (B), and (B) with respect to Holdings and the Company Subsidiaries, any IRS Form 1065, any Schedule K-1 and any similar state, local or other Tax Return for reporting “pass through” income, in each case, for any Pre-Closing Tax Period (together with (A), “Pre-Closing Tax Returns”). Unless otherwise required by Applicable Law, the Pre-Closing Tax Returns shall be prepared in a manner consistent with prior Tax Returns. The Tax Return Representative shall deliver (or cause to be delivered) the Pre-Closing Tax Returns to Buyer for review and comment not later than thirty (30) days prior to the due date of such Pre-Closing Tax Returns. The Tax Return Representative will discuss with Buyer all reasonable changes requested by Buyer at least five (5) days prior to the due date of the Pre-Closing Tax Returns. The Tax Return Representative shall cause such Pre-Closing Tax Returns to be filed on a timely basis, and the Sellers shall timely pay (or cause to be paid) all Taxes reflected on such Pre-Closing Tax Returns. All costs, fees and expenses paid or incurred in preparing and filing any Pre-Closing Tax Returns shall be borne by the Sellers.

(ii)                             Except as otherwise provided in Section 6.05(b)(i), Buyer shall prepare (or cause to be prepared) all Tax Returns of the Sandler Entities required to be filed after the Closing Date for any Straddle Period (the “Straddle Period Tax Returns”).

(c)                             Cooperation on Tax Matters.

(i)                                Prior to Closing, each of Buyer, on the one hand, and Holdings and the Company, on the other hand, shall promptly notify the other of: (a) subject to Applicable Law, any notice or other communication from any Taxing Authority in connection with the Transactions, including notices and communications related to Tax matters to the extent such Tax matters could materially affect the Sellers, or (b) any Actions or claims commenced or, to its knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting any Sandler Entity or Buyer and any of its Subsidiaries, as the case may be, (x) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (y) that relate to the consummation of the Transactions.

(ii)                             Each of Buyer, on the one hand, and Sellers and the Tax Return Representative, on the other hand, shall cooperate, as and to the extent reasonably requested by such other party, in connection with preparing and filing any Tax Return and any inquiry, investigation, claim assessment, audit, litigation or other proceeding regarding Taxes with respect to Holdings, the Company or the Company Subsidiaries. Such cooperation shall include, upon such other party’s request, the provision of records and information that are reasonably relevant to any such inquiry, investigation, claim assessment, audit, litigation or other proceeding. The Buyer and the Sellers agree to retain for seven (7) years all books and records with respect to Tax matters pertinent to the Company and Company Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Authority.

(d)                                 Tax Proceedings. Buyer shall notify the Tax Return Representative in writing within ten (10) days after learning of any governmental inquiry, examination, or proceeding with respect to any Sandler Entity that could result in a determination with respect to Taxes due or payable by the Sellers and for which the Sellers would be liable (“Tax Proceeding”); provided, however, that the failure or delay in providing such notice shall not reduce or affect the obligations of the Sellers under this Agreement except to the extent the Sellers are actually prejudiced by such failure or delay. In the case of a Tax Proceeding that relates to a Pre-Closing Tax Period, the Tax Return Representative shall have the right, at its election and expense, to control the conduct of the Tax Proceeding; provided, however, that (i) Buyer shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, and (ii) Buyer’s prior consent shall be required for any settlement by the Tax Return Representative (such consent not to be unreasonably withheld or delayed) to the extent that such settlement could reasonably be expected to have an adverse effect on Buyer in the post-Closing period. To the extent the Tax Return Representative elects to control the Tax Proceeding, the Tax Return Representative shall promptly notify Buyer of its intent to do so, and in any event within twenty (20) days of receipt of notice of the Tax Proceeding. If the Tax Return Representative does not elect to control the Tax Proceeding pursuant to the immediately preceding sentence, Buyer shall have the sole responsibility for, and shall control, such Tax Proceeding, including the disposition thereof. The Sellers agree if the IRS (or applicable state taxing authority) issues a notice of final partnership adjustment assessing an “imputed underpayment” against any Sandler Entity with respect to a Tax period ending prior to or including the Closing Date, to cause such entity to make the election described in Section 6226(a) of the Code.

(e)                                  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding, for the avoidance of doubt, any Taxes set forth in Section 6.05(e) of the Company Disclosure Schedule) and fees, including any penalties and interest incurred in connection with the Transactions (“Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and by the Sellers, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party required by Applicable Law to file such Tax Returns, and the filing party shall provide such Tax Returns to the non-filing party at least thirty (30) business days prior to the date such Tax Returns are due to be filed. The Buyer and the Representative shall cooperate in the timely completion and filing of all such Tax Returns.

(f)                                   Holdings Units. The parties intend for the Buyer’s acquisition of Holdings Units to be treated for Tax purposes (i) in the same manner as the transaction described in Revenue Ruling 99-6, Situation 2, (ii) as a sale or disposition of property to which Section 1001 of the Code applies and (iii) as “closed,” including with respect to the Equity Consideration, which shall not be subject to withholding or reportable as taxable income upon any future vesting event, and Buyer and the Holdings Members shall file or cause to be filed all Tax Returns in a manner consistent with such treatment and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with such treatment unless otherwise required by Applicable Law.

Section 6.06                             Pre-Closing Distribution and Post-Closing Distribution.

(a)                                 Calculation Schedule. The parties have agreed upon an illustrative calculation of the Tangible Book Value, determined on a pro forma basis as of May 31, 2019. Such illustrative calculation is set forth on the calculation schedule agreed to by the parties in connection with the execution of this Agreement (the “Calculation Schedule”). The illustrative calculation of Tangible Book Value set forth in the Calculation Schedule is, and each of the Estimated TBV, the Closing TBV and the Final TBV shall be, determined in accordance with the following principles: (v) it shall be determined in accordance with GAAP and consistent with Holdings’ past accounting principles and judgments as reflected in the Holdings Financial Statements, (w) it shall give effect to the repayment at or prior to the Closing of any Funded Indebtedness of the Sandler Entities pursuant to Section 6.07, (x) any transaction entered into by Buyer or the Sandler Entities after the Closing or any other event occurring after the Closing shall be entirely disregarded; (y) it shall be assumed that the Sandler Entities and their business shall be continued as a going concern, and (z) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate on or after the Closing Date with respect to the Sandler Entities, or any facts or circumstances that are unique or particular to Buyer, or Buyer’s obligation for any payments hereunder.

(b)                                 Pre-Closing Distribution.

(i)                                     At least two (2) business days prior to the Pre-Closing Distribution Declaration Date, the Company shall prepare and deliver to Buyer for Buyer’s review the Company’s good faith estimate and calculation of the Tangible Book Value as of the Estimated TBV Measurement Date, taking into account the most recent FOCUS Report filed by the Sandler Broker Dealer (the “Estimated TBV”). The Estimated TBV shall be calculated in accordance with Section 6.06(a) and the Calculation Schedule, together with reasonable supporting calculations and other documentation reasonably requested by Buyer. The Company shall consult with Buyer in preparing the calculation of the Estimated TBV and shall consider in good faith any comments from Buyer with respect to such calculation. Buyer and the Company agree to work in good faith to promptly resolve any disagreements with respect to the calculation of the Estimated TBV. To the extent Buyer and the Company are unable to resolve any disagreement with respect to the Estimated TBV within one (1) business day prior to the Pre-Closing Distribution Declaration Date, then the Estimated TBV shall be as calculated and delivered by the Company.

(ii)                             On a date determined by the Distributing Entities that is (a) if the Closing Date is on or before the fifteenth (15th) calendar day of a month, then in the month preceding the expected Closing Date or (b) if the Closing Date is after the fifteenth (15th) calendar day of a month, then in the month of the expected Closing Date (the “Pre-Closing Distribution Declaration Date”), Holdings, the Company, Sandler Mortgage Finance, Sandler Broker-Dealer and Sandler Advisors (collectively, including their respective successors and assigns, the “Distributing Entities”) shall each declare a cash distribution (the “Pre-Closing Distribution”), in an aggregate amount equal to the Estimated TBV minus $100,000,000 minus the TBV Holdback Amount (the “Pre-Closing Distribution Amount”), to the Sellers (in their capacity as holders of record of issued and outstanding Holdings Units, Company Shares, limited partnership interests of Sandler Mortgage Finance, limited partnership interests of Sandler Advisors and limited partnership interest of Sandler Mortgage Finance as of the record date for the Pre-Closing Distribution determined by the Distributing Entities (the “Pre-Closing Distribution Record Date”)). The Distributing Entities shall cause the Pre-Closing Distribution to be paid to the Sellers on a date determined by the Distributing Entities that is in the month preceding the expected Closing Date (the “Pre-Closing Distribution Payment Date”). Each Seller shall be allocated the portion of the Pre-Closing Distribution Amount set forth next to such Seller’s name in Schedule B (which shall be updated by the Company for this purpose and delivered to the Buyer no later than five (5) business days prior to the Pre-Closing Distribution Date if necessary to reflect any repurchases or reallocations of Class A Units or Class C Units made after the date hereof and prior to the Pre-Closing Distribution Record Date in accordance with the terms of the LLC Agreement), in each case, which such Seller shall be entitled to receive pursuant to the Organizational Documents of the Distributing Entities. Notwithstanding anything to the contrary contained in this Agreement, if the Pre-Closing Distribution Amount is negative, then (a) no Pre-Closing Distribution shall be declared or payable, (b) the Purchase Price and Cash Consideration shall each be reduced by an amount equal to the absolute value of the Pre-Closing Distribution Amount (without duplication) and (c) the amount in clause (b) of the definition of TBV Adjustment Amount shall be reduced by an amount equal to the absolute value of the Pre-Closing Distribution Amount. For the avoidance of doubt, neither the Pre-Closing Distribution Amount nor the Post-Closing Distribution Amount shall be changed as a result of any updates to Schedule B made pursuant to this Section 6.06(b)(ii).

(c)           Specified Actions After Pre-Closing Distribution.

(i)              From the date of filing by the Sandler Broker-Dealer of the most recent FOCUS Report used to calculate the Estimated TBV until the Closing, the Company shall promptly notify Buyer before taking any Specified Action (other than any Specified Action that is reimbursed by the Sellers or their Affiliates to the Sandler Entities prior to the Closing). Any such notice shall (1) specify the amount of the Specified Action, (2) specify the impact that such Specified Action would have had on Estimated TBV had such Specified Action been taken into account in the calculation of Estimated TBV and (3) certify to Buyer that the Estimated TBV minus $100,000,000 minus the Pre-Closing Distribution Amount would have been no less than $7,500,000 had such Specified Action been taken into account in the calculation of Estimated TBV but the Pre-Closing Distribution Amount had remained the same; provided that no Specified Action may be taken if such certification cannot be made. In addition, the Company shall provide to Buyer such other information relating to any Specified Action as Buyer may reasonably request. For the avoidance of doubt, the net impact to the Company of any Specified Action (x) shall be taken into account in the determination of Estimated TBV only if such Specified Action had been anticipated prior to the delivery of the Estimated TBV in accordance with Section 6.06(b)(i) and (y) shall be taken into account in the determination of the Final TBV.

(ii)             For purposes of this Agreement, “Specified Action” means any of the following actions (to the extent not taken into account in the determination of Estimated TBV) taken by Holdings, the Company or any of the Company Subsidiaries from the date of the most recent FOCUS Report filed by the Sandler Broker Dealer used to calculate the Estimated TBV until the Closing:

(1)           declare, set aside or pay any dividend or make any other distribution, except for declaring and paying the Pre-Closing Distribution and declaring the Post-Closing Distribution;

(2)             make any payments to any Seller or any of his, her or its Affiliates in respect of any Equity Interests of the Ranger Entities being redeemed, purchased or repaid, or any other return of capital;

(3)             except for (A) amounts due as salaries and commissions, under Employee Plans, or for reimbursement of expenses, in each case, in the ordinary course, and (B) the 2019 Bonuses (to the extent accrued in the Estimated TBV) and accruals of the 2020 bonuses in the ordinary course, make any payments, or incur any payment obligation to any Seller or any of his, her or its Affiliates;

(4)             make any payment, or incur any payment obligation with respect to any transaction expenses, costs and fees to third party advisors for pre-Closing services in connection with the consummation of the Transactions to the extent such expenses, costs and fees exceed the amount accrued in the Estimated TBV;

(5)             waive any amount owed to any Ranger Entity by any Seller or any of his, her or its Affiliates;

(6)             assume any liability of any Seller or any of his, her or its Affiliates, or agree to assume, indemnify, guarantee or secure any such liability;

(7)             accept receipt of any assets from any Seller or any of his, her or its Affiliates to the extent that the transfer of such assets is for more than fair market value, or transfer any assets of any Ranger Entity to Seller or any of his, her or its Affiliates to the extent that such transfer is for less than fair market value;

(8)             extend, make or receive any loan with any Seller or any of his, her or its Affiliates to the extent such loan is not fully repaid (with interest, as applicable) prior to the Closing; or

(9)             agree, resolve or commit to do any of the foregoing;

provided, however, that in the case of each of the foregoing, any reallocation of Class A Units and/or Class C Units made in accordance with the terms of the LLC Agreement shall not constitute a Specified Action.

(d)           Post-Closing Distribution and TBV Adjustment.

(i)            Prior to the Closing, the Distributing Entities shall each declare a cash distribution (the “Post-Closing Distribution”) to the Sellers (in their capacity as holders of record of issued and outstanding Holdings Units, Company Shares, limited partnership interests of Sandler Mortgage Finance, limited partnership interests of Sandler Advisors and limited partnership interest of Sandler Mortgage Finance as of the record date of the Post-Closing Distribution (which shall be prior to the Closing)) in an aggregate amount equal to the amount, if any, that is determined to be payable to the Sellers pursuant to Section 6.06(e) (the “Post-Closing Distribution Amount”). Buyer shall cause the Distributing Entities to pay the Post-Closing Distribution Amount to the Sellers following the Closing pursuant to Section 6.06(e).

(ii)             No later than forty-five (45) days after the Closing Date, the Representative shall deliver to Buyer the Representative’s good faith calculation of the Tangible Book Value on the Closing Date (the “Closing TBV”), which shall be calculated in accordance with Section 6.06(a) and the Calculation Schedule, together with reasonable supporting calculations and other documentation reasonably requested by Buyer. The Representative’s calculation of Closing TBV shall be prepared in consultation with Buyer during the period from and after the Closing Date until the delivery thereof. Without limiting the foregoing, in connection with calculating Closing TBV, from and after the Closing until the Final TBV is determined pursuant to Section 6.06(d)(iv), the Representative shall, from time to time at the request of Buyer (including, for the avoidance of doubt, prior to the delivery of the Closing TBV pursuant to this Section 6.06 (d) (ii)), and subject to the execution of customary work paper access letters if requested by accountants of the Company, (1) provide Buyer and its agents with reasonable access during normal business hours to the drafts of the calculation of Closing TBV and supporting materials prepared in connection therewith and (2) cooperate with and assist Buyer and its agents in connection with the review of such materials. From and after delivery of the Closing TBV by the Representative until the Final TBV is determined pursuant to Section 6.06(d)(iv), Buyer shall, upon reasonable prior notice from the Representative, and subject to the execution of customary work paper access letters if requested by accountants of the Company, (A) provide the Representative and his agents with reasonable access during normal business hours to the facilities, books and records and work papers of the Company and (B) cooperate with and assist the Representative and his agents in connection with the review of such materials, including by making reasonably available its employees, accountants and other personnel involved in the preparation of such calculation as well as employees of the Company, in each case, to the extent reasonably necessary for the Representative to complete such calculation.

(iii)            Promptly following the delivery by the Representative of the estimated calculation of Closing TBV pursuant to Section 6.06(d)(ii), and in any event within two (2) business days thereafter, Buyer shall deposit in an escrow account (the “Escrow Account”) established by JPMorgan Chase Bank, N.A. or another nationally recognized banking institution mutually agreed by Buyer and the Representative prior to the Closing, acting as escrow agent (the “Escrow Agent”), to be held pursuant to an escrow agreement to be entered into at the Closing by and among the Escrow Agent, Buyer and the Representative (the “Escrow Agreement”), an amount in cash equal to the sum of (A) the Post-Closing Distribution Amount, if any, would result from the Representative’s calculation of Closing TBV delivered pursuant to Section 6.06(d)(ii) plus (B) interest on such amount from the Closing Date until the date that Buyer estimates will be the Post-Closing Distribution Date (which estimated date shall not for this purpose be any earlier than the date that is twenty (20) business days after the date that Representative delivered the calculation of the Closing TBV pursuant to Section 6.06(d)(ii)) at a rate of 2% calculated on the basis of a 365-day year for the actual number of days elapsed (compounded annually) (the “Interest Rate”) (such amount, the “Escrow Amount”).

(iv)          Buyer shall have fifteen (15) business days following the delivery by the Representative of the calculation of the Closing TBV to review such calculation. If Buyer has any objections to such calculation, then Buyer shall deliver to the Representative a written statement setting forth its objections thereto (a “Notice of Objection”), which shall identify in reasonable detail those items and amounts to which Buyer objects (the “Disputed Items”). If a Notice of Objection is not delivered by Buyer during such fifteen (15)-business day period, then the calculation of the Closing TBV as prepared by the Representative shall be deemed accepted and agreed to by Buyer and shall be final, binding and non-appealable by the parties hereto. If Buyer delivers a Notice of Objection to the Representative, Buyer and the Representative shall attempt to resolve the Disputed Items within thirty (30) days after delivery of the Notice of Objection. If Buyer and the Representative are unable to resolve any Disputed Items within such thirty (30) day period, then Buyer and the Representative shall mutually engage and submit such Disputed Items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, PricewaterhouseCoopers (“Independent Accountant”) or if such firm is unable or unwilling to serve in such capacity, an independent, reputable firm of accountants mutually selected by Buyer and the Representative. In the event the parties fail to agree on the selection of the Independent Accountant within ten (10) business days of a request by either party to select such Independent Accountant, then the head of the New York office of the American Arbitration Association at such time shall, on behalf of and without any further action by the parties, select such Independent Accountant by no later than five (5) business days following the expiration of such ten (10) business day period. Buyer and the Representative shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Buyer and the Representative shall agree) after engagement by Buyer and the Representative, and to set forth in a written statement its final determination of the calculation of the Tangible Book Value on the Closing Date. In resolving any Disputed Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The Independent Accountant shall make its determination (i) based solely on the documentation submitted by, and presentations made by, the parties (any such documentation or presentation must be provided to the other parties prior to its submission or presentation to the Independent Accountant) and (ii) in a manner consistent with the definition of Tangible Book Value (and each of the defined terms used in each of those terms or in which those terms are used and the related provisions of this Agreement) and in accordance with Section 6.06(a) and the Calculation Schedule. The decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant. The fees and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, and any such amounts allocated to the Sellers shall be deducted from the amount to be distributed, if any, pursuant to Section 6.06(e)(i) below as the sole source of recovery. The final calculation of the Tangible Book Value on the Closing Date agreed, or deemed agreed, by the parties or finally determined by the Independent Accountant pursuant to this Section 6.06(d)(iv) is referred to herein as the “Final TBV.”

(e)           Payment of Post-Closing Distribution. Within five (5) business days of the final determination of the Final TBV pursuant to Section 6.06(d)(iv) (such date, the “Post-Closing Distribution Date”):

(i)              If the TBV Adjustment Amount is positive, then Buyer shall cause the Distributing Entities to pay to the Sellers, (A) from the Escrow Account pursuant to a written instruction to the Escrow Agent pursuant to the Escrow Agreement and (B) to the extent that the Post-Closing Distribution Amount exceeds the Escrow Amount, from cash held by Buyer and its Subsidiaries (including the Distributing Entities), in each case by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Wire Schedule, the Post-Closing Distribution allocated in accordance with the allocations set forth in Schedule B (which shall be updated by the Representative for this purpose and delivered to the Buyer no later than five (5) business days prior to the Post-Closing Distribution Date if necessary to reflect any repurchases or reallocations of Class A Units or Class C Units made after the date hereof and prior to the Closing in accordance with the terms of the LLC Agreement), which shall be an aggregate amount in cash equal to the sum of (x) the TBV Adjustment Amount and (y) interest on the amount of such payment from the Closing Date until the Post-Closing Distribution Date at the Interest Rate in effect on the Post-Closing Distribution Date; and

(ii)             If the TBV Adjustment Amount is zero or negative, then there shall be no Post-Closing Distribution;

provided, however, that if (A) a Notice of Objection is timely delivered by Buyer and the Post-Closing Distribution Date would have been required to occur on or before April 13, 2020 had a Notice of Objection not been timely delivered by Buyer and (B) the Final TBV has not been agreed, or deemed agreed, by the parties or finally determined by the Independent Accountant pursuant to Section 6.06(d)(iv) by April 13, 2020, then (x) on or before April 13, 2020, Buyer shall cause the Distributing Entities to pay to the Sellers, (A) from the Escrow Account pursuant to a written instruction to the Escrow Agent pursuant to the Escrow Agreement and (B) to the extent that the Post-Closing Distribution Amount that would result from Buyer’s calculation of Closing TBV set forth in the Notice of Objection exceeds the Escrow Amount, from cash held by Buyer and its Subsidiaries (including the Distributing Entities), in each case by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Wire Schedule and allocated in accordance with the allocations set forth in Schedule B (as updated pursuant to Section 6.06(e)(i)), as a first installment of the Post-Closing Distribution in an amount equal to the Post-Closing Distribution Amount that would result from Buyer’s calculation of Closing TBV set forth in the Notice of Objection and (y) if applicable, within five (5) business days of the final determination of the Final TBV pursuant to Section 6.06(d)(iv),

Buyer shall cause the Distributing Entities to pay to the Sellers from Escrow Account to the extent thereof and otherwise from cash held by Buyer and its Subsidiaries (including the Distributing Entities) as a second installment of the Post-Closing Distribution an amount in cash equal to the excess, if any, of (I) the aggregate amount of the Post-Closing Distribution (as finally determined pursuant to Section 6.06(d)(iv)) minus (II) the amount, if any, distributed pursuant to the preceding clause (x).

(f)             If the Escrow Amount is greater than the Post-Closing Distribution Amount (as finally determined pursuant to Section 6.06(d)(iv)), then on the date that the Post-Closing Distribution (or final installment thereof) is made to the Sellers pursuant to Section 6.06(d), Buyer and the Representative shall cause the Escrow Agent to release to Buyer the amount of such excess remaining in the Escrow Account pursuant to a joint written instruction delivered to the Escrow Agent from the Representative and Buyer pursuant to the Escrow Agreement.

(g)             Any payments under Section 6.06(e) shall be treated as an adjustment to the purchase price for U.S. federal income Tax purposes, unless otherwise required by Applicable Law.

Section 6.07          Company Indebtedness. At least three (3) business days prior to the Closing Date, Holdings and the Company shall, and the Company shall cause the Company Subsidiaries to, take all action reasonably necessary to effect, or cause to be effected, the repayment, redemption and/or satisfaction and discharge, as applicable, of all then outstanding Funded Indebtedness of any Sandler Entity by no later than immediately prior to the Closing. Holdings and the Company shall use their respective commercially reasonable efforts to obtain and deliver to Buyer with respect to each applicable instrument of Funded Indebtedness of a Sandler Entity a customary debt pay-off and lien release letter at or prior to the Closing providing for the repayment or prepayment (as the case may be) as of the Closing of all amounts of such Indebtedness and for the termination of any guarantees provided by any Sandler Entity in connection with such Funded Indebtedness (each such letter, a “Debt Pay-Off Letter”). Each Debt Pay-Off Letter shall specify the aggregate amount of Funded Indebtedness to such lender that will be outstanding as of the Closing Date, shall release any and all Liens secured by such Funded Indebtedness upon the payment of the amount set forth in such Debt Pay-Off Letter, and shall provide wire transfer information for such lender.

Section 6.08          [Reserved].

Section 6.09          Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, including the Mergers, the Sandler Parties, the Manager and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statute on such transactions.

Section 6.10          Company Shareholder Approval. Holdings, in its capacity as a Company Shareholder, shall take all action necessary in accordance with this Agreement, Applicable Law, the Company Certificate of Incorporation and the Company Bylaws to adopt and approve this Agreement and the Transactions, including the Company Merger, pursuant to an action by written consent (the “Company Shareholder Approval”), as promptly as practicable and, in any event, by no later than 11:59 p.m. New York City time on the first (1st) day following the date of this Agreement (such time, the “Consent Time”). Promptly following the Company Shareholder Approval, the Company shall deliver to IBOC any notice required in accordance with Applicable Law, the Company Certificate of Incorporation or the Company Bylaws; provided that the Company shall consult with Buyer prior to delivering any such notice and shall provide a copy of any such notice to Buyer promptly after delivery thereof.

Section 6.11          Marketable Securities. Prior to the Closing Date, all marketable securities held by the Sandler Entities shall have been converted to cash in accordance with Section 6.11 of the Company Disclosure Schedule.

ARTICLE VII

COVENANTS OF BUYER

Buyer agrees that:

Section 7.01          Conduct of Buyer. From the date of this Agreement until the Closing, except as expressly contemplated by this Agreement, as required by Applicable Law or with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Subsidiaries to:

(a)             adjust, split, combine or reclassify the Buyer Common Stock;

(b)             amend their respective Organizational Documents (whether by merger, consolidation or otherwise) in a manner that would adversely affect the Buyer Common Stock or that would reasonably be expected to prevent or materially delay Buyer’s ability to consummate the Transactions as promptly as practicable;

(c)             except as may be required by Applicable Law, knowingly take any action, that would reasonably be expected to prevent or materially delay the consummation of the Transactions; or

(d)             except as may be required by Applicable Law, knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Buyer or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the Transactions or to perform its covenants and agreements under this Agreement or to consummate the Transactions as promptly as practicable; or

(e)             agree, resolve or commit to do any of the foregoing with an effective date prior to the Closing.

Section 7.02          Director and Officer Liability.

(a)             From and after the Closing, each of Buyer and the Company (i) shall indemnify and hold harmless the present and former directors, officers and managers of the Company and the Company Subsidiaries, and as applicable, each person acting as a fiduciary under benefit plans of the Company and the Company Subsidiaries (each, a “D&O Indemnified Person”) for any Losses arising out of or relating to acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Applicable Law, except that no D&O Indemnified Person shall be entitled to be indemnified in respect of any Loss incurred by such D&O Indemnified Person by reason of bad faith, fraud or willful misconduct with respect to such acts or omissions as determined by a court of competent jurisdiction upon entry of a final judgment and (ii) shall assume all obligations of the Company and the Company Subsidiaries to the D&O Indemnified Persons and any other persons in respect of indemnification and exculpation from Losses for acts or omissions occurring at or prior to the Closing provided under the Company’s or the relevant Company Subsidiary’s Organizational Documents in effect on the date of this Agreement; provided that Buyer or the Company shall also advance expenses (including reasonable attorneys’ fees) as incurred to the fullest extent permitted under Applicable Law; provided further that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)             For six (6) years after the Closing, Buyer or the Company shall provide fiduciary liability and director and officer insurance in respect of acts or omissions occurring prior to the Closing covering each such D&O Indemnified Person covered as of the date of this Agreement by the Company’s fiduciary liability and director and officer insurance policies set forth on Section 7.02(b)(i) of the Company Disclosure Schedule, in each case, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, in satisfying its obligation to provide such insurance coverage, neither Buyer nor the Company shall be obligated to pay an annual premium in excess of the applicable amount set forth on Section 7.02(b)(ii) of the Company Disclosure Schedule; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer or the Company shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, the Company, in consultation with Buyer may (and at the request of Buyer, the Company shall use its reasonable best efforts to), in lieu of obtaining or providing the fiduciary liability and/or director and officer insurance coverage contemplated above, may subsequent to the Closing purchase non-cancelable “tail” coverage insurance policies under the Company’s fiduciary liability and/or director and officer insurance policies set forth on Section 7.02(b)(i) of the Company Disclosure Schedule (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policies shall be effective for a period from the Closing through and including the date six (6) years from the Closing Date, covering each D&O Indemnified Person covered as of the date of this Agreement by such fiduciary liability and/or director and officer insurance policies in respect of acts or omissions occurring prior to the Closing; provided the amount paid by the Company for such tail insurance prior to the Closing shall not exceed the applicable amount set forth on Section 7.02(b)(ii) of the Company Disclosure Schedule; provided, further, that if the cost of such insurance coverage exceeds such amount, the Company may obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount.

(c)             If, following the Closing, Buyer, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 7.02.

(d)             The rights of each D&O Indemnified Person under this Section 7.02 shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each D&O Indemnified Person and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Person may have.

ARTICLE VIII

COVENANTS OF BUYER, HOLDINGS AND THE COMPANY

The parties hereto agree that:

Section 8.01          Efforts.

(a)             Subject to the terms and conditions of this Agreement, Buyer, Holdings and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable, (A) and in any event within ten (10) business days of the date of this Agreement, the submission of a continuing membership application with FINRA pursuant to FINRA Rule 1017 and/or such other application as FINRA may request relating to the Broker-Dealer Merger in light of the exclusion in FINRA Rule 1017(a)(1) for mergers in which the surviving FINRA member is a member of the New York Stock Exchange and (B) with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary or advisable to consummate the Transactions, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions (provided, however, that none of Holdings, the Company or their respective Subsidiaries shall have any obligation to make any payment or grant any accommodation (financial or otherwise) in connection with seeking any such actions, consents, approvals or waivers from any such other third party), (iii) taking all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)             In furtherance and not in limitation of Section 8.01(a), each of Buyer and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) business days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to (i) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the Transactions; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by Buyer, Holdings or the Company in connection with the Transactions and to make effective such transactions.

(c)             In furtherance and not in limitation of Section 8.01(a), as promptly as practicable after the date of this Agreement, the Company shall, and shall cause Sandler Advisors to, in accordance with Applicable Law and any applicable Contracts, solicit the consents set forth in Section 4.04(b) of the Company Disclosure Schedule through a letter, to be delivered not later than fifteen (15) business days following the date hereof, agreeable in form and substance to Buyer. In connection with the foregoing consent solicitations, the Company (i) shall provide to Buyer, upon Buyer’s reasonable request, an opportunity to review and comment on such any solicitation prior to its distribution and (ii) shall provide Buyer, upon Buyer’s reasonable request, with updates and material information relating to the status of such solicitations.

(d)             Notwithstanding anything to the contrary contained in this Agreement, neither this Section 8.01 nor the “reasonable best efforts” standard shall require, or be construed to require Buyer, Holdings or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Mergers or any of the other Transactions or otherwise, to agree to, and no Sandler Entity nor any of their respective Affiliates shall agree to without Buyer’s prior written consent, any conditions, remedies or requirements that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Buyer measured on a scale relative to the Sandler Entities, taken as a whole (a “Burdensome Condition”); provided, however, that Buyer can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after, and subject to, the Closing.

(e)             Each of Buyer, on the one hand, and Holdings and the Company, on the other hand, agree to provide such assistance, information and cooperation to one another as is reasonably required to obtain the approvals from Governmental Authorities and third parties and any notices and, subject to Applicable Law, will provide one another with the reasonable opportunity to review in advance any applications, notices or other filings proposed to be made with respect to the Transactions (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each party will notify the other promptly following the receipt of any comments from any Governmental Authority or third party in connection with such approvals and of any request by any Governmental Authority or third party for amendments, supplements or additional information in respect of such approvals and will supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and any Governmental

Authority in connection with obtaining such approvals, on the other hand; provided that such disclosure is permitted under Applicable Law. Any such provision of information by one party to the other may be made on a counsel-only basis to the extent required under Applicable Law (including any Applicable Law relating to gun-jumping), and any such materials may be redacted (i) as necessary to comply with contractual arrangements, (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or (iii) as otherwise necessary to comply with Applicable Law. Each of Buyer, on the one hand, and Holdings and the Company, on the other hand, shall consult with the other in advance of any meeting or conference with any Governmental Authority regarding the approvals from Governmental Authorities that are required for Closing in connection with the Transactions, and to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(f)                                   Buyer, on the one hand, and Holdings and the Company, on the other hand, shall keep one another apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of any notices or other communications received by it or, to its knowledge, its Representatives from any Governmental Authority, to the extent permitted by Applicable Law.

Section 8.02                             Certain Filings. Buyer, Holdings and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that none of Holdings, the Company or their respective Subsidiaries shall have any obligation to make any payment or grant any accommodation (financial or otherwise) in connection with seeking any such actions, consents, approvals or waivers in respect of any material Contracts.

Section 8.03                             Employee Matters.

(a)                                 Buyer agrees that the employees of the Company and the Company Subsidiaries at the Closing who remain employed with the Company or its Subsidiaries (the “Continuing Employees”) shall, following the Closing, be provided with employee benefits, in each case, that are substantially similar to those provided to similarly situated employees of Buyer and its Subsidiaries as in effect from time to time.

(b)                                 Buyer shall use reasonable best efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and the Company Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer employee benefit plan, as if such service had been performed with Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c)                                  Prior to the Closing, if requested by Buyer in writing at least ten (10) Business Days prior to the Closing, to the extent permitted by Applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s tax-qualified defined contribution plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing, contingent on the occurrence of the Closing. In the event that Buyer requests that the Company 401(k) Plan be terminated, the Company shall provide Buyer with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing.

(d)                                 In the event that Buyer requests that the Company 401(k) Plan be terminated, prior to the Closing and thereafter (as applicable), (i) the Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Buyer (the “Buyer 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such Continuing Employee (including the in-kind rollover of notes evidencing loans) from the Company 401(k) Plan to the Buyer 401(k) Plan and (ii) each Continuing Employee shall become a participant in the Buyer 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 8.03(a)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(e)                                  Prior to the Company or Buyer making any written or material oral communications to the managers, officers or employees of the Company or any Company Subsidiary pertaining to compensation or benefit matters that are affected by the Transactions, the Company or Buyer, as applicable, shall provide the other party with a copy of the intended communication, and the receiving party shall have a reasonable period of time to review and comment on the communication, and the party initiating the communication shall consider any such comments in good faith.

(f)                                   Nothing contained in this Section 8.03 or Section 8.04 is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent Buyer or, following the Closing, the Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Employee Plan, in accordance their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer, (following the Closing) the Company or any of their Affiliates or under any benefit plan which Buyer, (following the Closing) the Company or any of their Affiliates may maintain.

Section 8.04                             Certain Employee and Compensation Commitments.

(a)                                 With respect to bonuses and other incentive compensation payable in respect of the Company’s performance during the 2019 calendar year (the “2019 Bonuses”), if such bonuses have not been paid prior to the Closing Date, Buyer shall (or shall cause the Company to) pay each such employee (or if applicable, former employee) his or her 2019 Bonus in the amounts determined by the Manager and Senior Managing Principal prior to the Closing (and in an aggregate amount not to exceed the amount of the 2019 Bonuses accrued by the Company in the Estimated TBV) in February 2020 and no later than the time that the Company paid bonuses in the ordinary course of business consistent with past practice.

(b)                                 Buyer, in consultation with the Manager, shall implement a retention program with a retention pool in the aggregate amount of $115 million (the “Retention Pool”) to be allocated to the employees of and other service providers to the Company and the Company Subsidiaries identified, and in the amounts set forth, in the schedule previously provided to Buyer by Seller (the “Retention Pool Schedule”). Awards under the Retention Pool will be in the form of restricted shares of Buyer Common Stock and will vest as set forth in the Retention Pool Schedule, subject to the recipient’s continued employment or service, except in the event of specified terminations of employment or service as set forth in the applicable award documentation between Buyer and the award recipient; provided, however, that Senior Managing Principal and Manager shall consult with the chief executive officer of Buyer prior to any termination of any recipient of an award from the Retention Pool. To the extent such restricted shares of Buyer Common Stock, together with the restricted shares of Buyer Common Stock awarded as Equity Consideration, would exceed 19.9% of the total shares of Buyer Common Stock outstanding as of the date of this Agreement (calculated pursuant to the rules of the New York Stock Exchange), such excess portion of the Retention Pool awards will be in the form of cash payable on the applicable vesting dates, subject to the same vesting terms as applied to the restricted shares of Buyer Common Stock, which cash awards will be credited with interest at a rate of 2% calculated on the basis of a 365-day year for the actual number of days elapsed (compounded annually), accrued from and excluding the award date until and including the applicable payment date. If any portion of the Retention Pool is required to be in the form of cash awards, Senior Managing Principal will determine, in consultation with Buyer, the award recipients who will receive a cash award, as opposed to an award of restricted shares of Buyer Common Stock.

(c)                                  Buyer and the Company agree that, following the Closing, for each of the calendar years 2020 and 2021, (i) the Continuing Employees who are exclusively dedicated to the Financial Services Group will be eligible to receive an annual bonus from an annual compensation pool determined as set forth in Section 8.04(c) of the Company Disclosure Schedule and (ii) the Financial Services Group will be operated in accordance with the operating principles set forth in Section 8.04(c) of the Company Disclosure Schedule. During calendar year 2022, Buyer shall consult in good faith with the Senior Managing Principal with respect to the operation of the Financial Services Group (it being understood that Buyer shall have final authority with respect to the operation of the Financial Services Group in calendar year 2022 and thereafter).

Section 8.05                             [Reserved].

Section 8.06                             Public Announcements. The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Buyer each shall consult with each other prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, in each case to the extent permitted by Applicable Law and by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. No party shall issue or cause the publication of any press releases or other public announcements or disclosures with respect to the Transactions without the other parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than as required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case each party, to the extent reasonably practicable, shall consult with the other parties prior to such publication, release or announcement to the extent permitted by such Applicable Law, obligations and rules). Notwithstanding anything to the contrary herein, no party shall disclose any information regarding the Transactions, except as provided in this Section 8.06 or Section 6.04.

Section 8.07                             Further Assurances. If at any time following the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Buyer Parties, on the one hand, and the Sandler Parties, on the other hand, will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party.

Section 8.08                             Notices of Certain Events. Each of Buyer (on behalf of the Buyer Parties), on the one hand, and the Company (on behalf of the Sandler Parties), on the other hand, shall promptly notify the other of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)                                 subject to Applicable Law, any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)                                  any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any Sandler Entity or Buyer or any of its Subsidiaries, as the case may be, that relate to the consummation of the Transactions; it being understood that the parties shall reasonably cooperate and consult with one another regarding the defense of any such Action and that no settlement thereof shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(d)                                 any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that would reasonably be expected to cause the conditions set forth in Section 9.02(a), Section 9.02(b) or Section 9.03(a) not to be satisfied; and

(e)                                  any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause the conditions set forth in Section 9.02(a)(i) or Section 9.03(a)(i) not to be satisfied or any event, occurrence, fact or change that would reasonably be expected to cause the condition set forth in Section 9.02(c) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 8.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that the failure to timely deliver any notices under this Section 8.08 shall not constitute a breach of any provision of this Agreement or be a basis for a party not to consummate the Transactions unless the underlying event giving rise to such obligation to provide notice, in and of itself, constitutes a breach of this Agreement or provides a basis for a party not to consummate the Transactions, as applicable.

Section 8.09                             Name Change and Governance Matters.

(a)                                 Effective upon and following the Closing:

(i)                                     Buyer shall change its name to “Piper Sandler Companies”;

(ii)                                  Buyer shall appoint Senior Managing Principal to: (1) the Buyer Board; (2) the position of Vice Chairman of Buyer and (3) the position of Senior Managing Principal of the Company;

(iii)                               Buyer shall appoint the Manager to the positions of (1) Vice Chairman of Buyer and (2) Senior Managing Principal of the Company; and

(b)                                 Effective upon and following the effective time of the Broker-Dealer Merger, Buyer shall cause Piper Jaffray & Co. to change its name to “Piper Sandler & Co.”;

(c)                                  An individual selected by the Manager and Senior Managing Principal (or by the Manager or Senior Managing Principal individually in the absence of the other) and mutually agreed by Buyer (which agreement shall not be unreasonably withheld, conditioned or delayed) shall be appointed to the Buyer Board in the first quarter of 2021.

Section 8.10                             Financing.

(a)                                 Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to (i) obtain on or prior to the Closing Date debt financing from one or more sources in an aggregate amount of at least $125,000,000 or such lesser amount as determined by the Buyer in good faith (the “Debt Financing”) to be used to pay a portion of the Cash Consideration and (ii) consummate the Debt Financing at or prior to the Closing. Buyer shall keep the Company and the Representative informed on a reasonably current basis in reasonable detail of material developments related to the status of its efforts to arrange the Debt Financing.

(b)                                 Prior to Closing, each of Holdings and the Company shall, and the Company shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective accountants, legal counsel and other Representatives to, use its reasonable best efforts to provide on a timely basis all assistance and cooperation in connection with the Debt Financing as may be reasonably requested by Buyer, including (i) furnishing Buyer with such financial and other information regarding the Sandler Entities as Buyer may reasonably request in connection with any Debt Financing, (ii) cooperating with the marketing efforts for any portion of the Debt Financing, including by causing senior officers of the Company to be reasonably available to participate in meetings and due diligence sessions with potential financing sources and rating agencies, (iii) assisting Buyer in the preparation of rating agency presentations, offering materials and syndication materials, including by providing information for due diligence purposes and customary letters authorizing the distribution of information relating to the Sandler Entities to potential financing sources, (iv) facilitating the pledging and perfection of collateral, (v) cooperating with legal counsel to Buyer or any potential financing source and using reasonable best efforts to cause the independent accountants of the Company to cooperate in the Debt Financing, including, if required, by providing “comfort letters” in connection with any Debt Financing, (vi) furnishing any documentation and other information regarding the Sandler Entities required under applicable “know your customer” and anti-money laundering and anti-terrorist financing rules and regulations, and (vii) providing other customary assistance for acquisition financings similar to the Debt Financing; provided that (A) nothing in this Section 8.10(b) shall require any cooperation to the extent that it would unreasonably interfere with the business or operations of any Sandler Entity, (B) none of the Sandler Entities shall be required to pay any commitment or other similar fee for which it has not been advanced funds by Buyer or incur any other monetary liability in connection with the Debt Financing prior to the Closing, (C) none of the Sellers shall be required to bear any cost, fee or expense or to pay any commitment or other similar fee or make any other payment or incur any other monetary liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing, (D) none of the Sandler Entities or any Persons who are officers or directors of the Sandler Entities shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any document, including any certificate, agreement, instrument, guaranty, warranty, indemnity or certificate, or agree to any change or modification of any existing certificate, document, instrument or agreement, that, in each case, is not contingent upon the Closing or that would be effective prior to Closing (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters), (E) none of the Sandler Entities or any Persons who are officers or directors of the Sandler Entities shall be required to take any action would reasonably be expected to cause any representation or warranty in this Agreement to be breached by Holdings or the Company or would reasonably be expected to conflict with or violate any applicable Law or any Contracts or would reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, or (F) would require any of the Sandler Entities, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Buyer shall promptly, upon request by the Company or the Manager, reimburse the Sandler Entities for all costs and expenses incurred by the Sandler Entities in connection with the cooperation contemplated by this Section 8.10(b).

(c)                                  Buyer shall indemnify, defend and hold harmless Holdings, the Company and their respective Affiliates and Representatives (the “Sandler Indemnified Parties”) from and against any Losses (including reasonable legal fees of one outside counsel) actually suffered or incurred by any of the Sandler Indemnified Parties arising out of or resulting from any action taken by a Sandler Indemnified Party pursuant to Section 8.10(b) or in connection with the arrangement of the Debt Financing or any information utilized in connection therewith, except in the case of (i) the Holdings Financial Statements and any other information provided by the Sandler Indemnified Parties in writing specifically for use in connection with the Debt Financing or (ii) the fraud, gross negligence or willful misconduct of any of the Sandler Indemnified Parties, and this indemnification shall survive termination of this Agreement.

Section 8.11                             Broker-Dealer Merger. Prior to the Closing, each of the parties shall, and shall cause their Subsidiaries to, take all actions reasonably requested by the other party to effect the Broker-Dealer Merger, including by executing, or causing the execution of, such agreements, certificates and other documents as are necessary to effect such transactions immediately after the Closing; provided that notwithstanding anything in this Section 8.11 to the contrary, the Sellers shall not and, until the Closing occurs, none of the Sandler Entities shall (i) be required to pay any fee, (ii) have any liability or obligation under any agreement or any document, or (iii) be required to incur any other liability, in each case, in connection with or related to the Broker-Dealer Merger.

Section 8.12                             Delivery of Financial Statements. Prior to Closing, (a) the Company shall provide to Buyer (i) the FOCUS reports of Sandler Broker-Dealer for each monthly period ended after the date of this Agreement, (ii) customary unaudited interim consolidated financial statements of Holdings for each quarterly and annual period ended after the date of this Agreement and a calculation of Tangible Book Value as of such date and (iii) customary audited consolidated financial statements of Holdings (including any related notes and schedules thereto and the signed opinion of BDO USA, LLP, its independent auditor) for the year ended December 31, 2018 (and, if applicable, December 31, 2019), (b) the Company shall, and shall direct its independent auditor, BDO USA, LLP, to, use reasonable best efforts to provide on a timely basis, at Buyer’s expense, all assistance and cooperation, including furnishing Buyer with such financial and other information, as may be reasonably requested by Buyer in satisfying any financial reporting requirements of Buyer under Applicable Law, including under Regulation S-X of the Securities Act and (c) Buyer shall provide to the Company the FOCUS reports of Buyer Broker Dealer for each monthly period ended after the date of this Agreement, in each case, of this Section 8.12 as soon as reasonably practicable after such financial statements or reports become available.

Section 8.13                             Restrictive Legend for Designated Shares.

(a)                                 Legends. The book entry or certificate representing the shares of Buyer Common Stock referred to in Section 2.07(a)(i) of the Company Disclosure Schedule (the “Designated Shares”) shall initially contain a notation or bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FEDERAL, STATE OR OTHER

SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO BUYER, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

(b)                                 On the six (6) month anniversary of the Closing Date, Buyer shall take all action necessary or advisable (including delivery of customary legal opinions and instruction letters) to cause such legend to be removed or replaced such that the book entry or certificate representing the Designated Shares shall no longer contain the legend set forth above or any other legend to the effect that the Designated Shares have not been registered under any federal, state or other securities laws or are subject to limitations on transfer.

(c)                                  Stop-Transfer Notices. Until the occurrence of the six (6) month anniversary of the Closing Date, with respect to the Designated Shares, Buyer may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if Buyer transfers its own securities, it may make appropriate notations to the same effect in its own records.

(d)                                 Rule 144 Requirements. For so long as Buyer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and the holder of the Designated Shares continues to hold any of the Designated Shares, Buyer covenants that it will file all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act as necessary to comply with Rule 144(c)(1) under the Securities Act, in each case, so as to enable the holder of the Designated Shares to sell any Designated Shares pursuant to Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any successor rule). For so long as Buyer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will, upon the request of the holder of the Designated Shares, as promptly as reasonably practicable after the receipt of such a request, take such action as necessary to comply with Rule 144(c)(2) under the Securities Act, in each case, so as to enable the holder of the Designated Shares to sell any Designated Shares pursuant to Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any successor rule).

ARTICLE IX

CONDITIONS

Section 9.01                             Conditions to the Obligations of Each Party. The obligations of the Buyer Parties and the Sandler Parties to consummate the Mergers are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)                                 no Applicable Law currently in effect or adopted subsequent to the date hereof and prior to the Closing shall prohibit, make illegal or enjoin the consummation of the Mergers; and

(b)                                 the HSR Approval, the FINRA Approval and the approvals from a Governmental Authority set forth on Section 9.01(b) to the Company Disclosure Schedule, in each case, which are necessary to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, in each case, without the imposition of a Burdensome Condition.

Section 9.02                             Conditions to the Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the Mergers is subject to the satisfaction (or, to the extent permissible, waiver by Buyer) of the following further conditions:

(a)                                 (i) the Sandler Parties shall have performed in all material respects their respective obligations hereunder required to be performed by them at or prior to the Closing, (ii) the representations and warranties of the Sandler Parties contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Closing as if made at and as of such time (except for any such representations and warranties given as of an earlier specified date which shall be true and correct at and as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications as to materiality or Material Adverse Effect therein) does not have, individually or in the aggregate, a Material Adverse Effect on the Sandler Entities, taken as a whole; provided the representations and warranties set forth in Section 4.01(a) (first sentence), Section 4.02, Section 4.04(a)(i), Section 4.05(d), and Section 4.06(b) shall be true and correct in all material respects at and as of the date of this Agreement and the Closing as if made as of such date (except for any such representations and warranties given as of an earlier date which need only be true and correct as of such date) and the representations and warranties set forth in, Section 4.05(a) and Section 4.08(a)(ii) shall be true and correct in all respects (other than, in the case of Section 4.05(a), such failures to be true and correct as are de minimis) at and as of the date of this Agreement and the Closing as if made at and as of such date (except for any such representations and warranties given as of an earlier date which need only be true and correct at and as of such date) and (iii) Buyer shall have received certificates (A) signed on behalf of Holdings by the Manager and (B) signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b)                                 (i) Sandler Broker-Dealer shall be in compliance in all material respects with all applicable regulatory net capital requirements and shall maintain in all material respects sufficient net capital as required by the Capital Rule, and no distribution of cash shall be required to be made by Sandler Broker-Dealer that will result in it not being in compliance in all material respects with applicable regulatory net capital requirements or not maintaining sufficient net capital in all material respects as required by the Capital Rule, and (ii) Buyer shall have received a certificate signed by the chief executive officer and chief financial officer of Sandler Broker-Dealer to the foregoing effect;

(c)                                  As of immediately prior to the Closing, the conditions in respect of the Persons listed in Section 9.02(c) of the Buyer Disclosure Schedule (or the required numbers of such Persons listed) being Actively Employed shall be satisfied as set forth therein;

(d)                                 The Sandler Parties shall have delivered to Buyer each of the other items contemplated to be so delivered by Section 2.08(a) and Section 2.08(d);

(e)                                  the Company Shareholder Approval shall have been obtained.

Section 9.03                             Conditions to the Obligations of the Sandler Parties. The obligations of the Sandler Parties to consummate the Mergers are subject to the satisfaction (or, to the extent permissible, waiver by Holdings and the Company) of the following further conditions:

(a)                                 (i) The Buyer Parties shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) the representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Closing as if made at and as of such time (except for any such representations and warranties given as of an earlier date which need only be true and correct at and as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications as to materiality or Material Adverse Effect therein) does not have, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole; provided the representations and warranties set forth in Section 5.01 (first sentence) and Section 5.02 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing as if made as of such date (except for any such representations and warranties given as of an earlier date which need only be true and correct at and as of such date); and (iii) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Buyer to the foregoing effect; and

(b)                                 The Buyer Parties shall have delivered to each Seller and the Company each of the other items contemplated to be so delivered by Section 2.08(e).

ARTICLE X

TERMINATION

Section 10.01                      Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing:

(a)                                 by mutual written agreement of the Company and Buyer;

(b)                                 by either the Company or Buyer, if:

(i)                                the Mergers have not been consummated on or before March 31, 2020 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement substantially causes the failure of the Mergers to be consummated by such time; or

(ii)                             (A) any of the HSR Approval, the FINRA Approval or any approval from a Governmental Authority set forth on Section 9.01(b) to the Company

Disclosure Schedule, in each case, which are necessary to consummate the Transactions, including the Mergers, is denied by final, non-appealable action of a relevant Governmental Authority or (B) there shall be any Applicable Law or issuance of a final non-appealable action by a Governmental Authority that (x) makes consummation of the Mergers illegal or otherwise prohibited or (y) enjoins the Company or Buyer from consummating the Mergers, unless the failure to obtain an approval referred to in this Section 10.01(b)(ii) shall be substantially caused by the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                       by Buyer, if, at any time after the date hereof, (i) a breach of any representation or warranty (or if any such representation or warranty shall cease to be true) or failure to perform any covenant or agreement on the part of Holdings or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) to not be satisfied or (ii) the condition set forth in Section 9.02(c), were the Closing to occur on such date, would not be satisfied, and in the case of this clause (ii) Buyer delivers a valid notice of termination no later than ten (10) business days after receiving notice from the Company that such condition is not satisfied as of such date (together with reasonable supporting documentation demonstrating that such condition is not satisfied as of such date), and in each case of the foregoing clauses (i) and (iii) such condition is incapable of being satisfied by the earlier of the End Date and 30 days following written notice to the Company;

(d)                                      by the Company, if a breach of any representation or warranty (or if any such representation or warranty shall cease to be true) or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the earlier of the End Date and 30 days following written notice to Buyer; or

(e)                                       by Buyer, by written notice to the Company, if the Company Shareholder Approval has not been obtained by the Consent Time.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02                      Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, unitholder, limited partner, general partner, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of a covenant or agreement set forth in this Agreement or Fraud. The provisions of the second to last sentence of Section 6.04, this Section 10.02 and Article XII (other than Section 12.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI

REPRESENTATIVE

Section 11.01                      Appointment. The Representative is hereby authorized, and (by his execution of this Agreement) accepts such appointment, to act as the Representative for the express purposes set forth in this Agreement.

Section 11.02                      Successor Representative. The Representative may be removed by the vote of Sellers holding in excess of (50%) of the outstanding Equity Interests of the Sandler Parties (measured based on the value of the Purchase Price payable to each Seller set forth in Schedule A (as updated pursuant to Section 2.07(b))). If at any time the Representative is removed, resigns, dies or becomes incapable of acting, the Sellers shall choose another Person to act as the successor Representative under this Agreement by the vote of Sellers holding in excess of (50%) of the Equity Interests of the Sandler Parties (measured based on the value of the Purchase Price payable to each Seller set forth in Schedule A (as updated pursuant to Section 2.07(b))). The decisions and actions of any such successor Representative shall be, for all purposes, those of the Representative as if originally named herein.

Section 11.03                      No Compensation. The Representative shall not be entitled to compensation for providing services as the Representative, but shall be entitled to reimbursement from Buyer of all of his reasonable out-of-pocket costs and expenses incurred as the Representative up to a cap of $50,000 (such amount actually reimbursed, the “Representative Reimbursement Amount”) and the Representative shall have no obligation to incur any out-of-pocket expenses in an amount exceeding such amount. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred on the Representative under this Agreement, (a) the Representative shall incur no responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted under this Agreement, solely except for responsibility or liability directly resulting from the Representative’s Fraud, and (b) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts, in each case experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller.

Section 11.04                      Binding Actions; Reliance. All actions taken by the Representative under this Agreement shall be binding upon the Sellers and their respective successors and assigns as if expressly confirmed and ratified in writing by each of them. Buyer and its Subsidiaries and Representatives shall have the right to rely, and shall be protected in acting, or refraining from acting, upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and all such actions or omissions shall be legally binding on the Sellers. None of Buyer, its Subsidiaries (including, after the Closing, the Sandler Entities) or their respective Representatives shall be liable to any Seller for any action taken or omitted to be taken based on such reliance.

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission; provided, that if given by email, such notice, request or other communication shall be confirmed within one business day by dispatch pursuant to one of the other methods described herein) and shall be given, if to Buyer, Holdings Merger Sub, Company Merger Sub, Mortgage Finance Merger Sub, Advisors Merger Sub or Ranger BD Merger Sub, to:

Piper Jaffray Companies

800 Nicollet Mall, Ste. 1000

Minneapolis, Minnesota 55402

Attention: John W. Geelan, General Counsel and Secretary

Email: John.W.Geelan@pjc.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Mitchell S. Eitel and Jared M. Fishman

Email: eitelm@sullcrom.com and fishmanj@sullcrom.com

if to Holdings, the Company, Sandler Mortgage Finance, Sandler Advisors or Sandler Broker-Dealer, to:

SOP Holdings, LLC

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

Attention: Christopher S. Hooper, Principal and General Counsel, Legal

Email: chooper@sandleroneill.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Lawrence S. Makow and Brandon C. Price

Email: EDHerlihy@wlrk.com, LSMakow@wlrk.com and

BCPrice@wlrk.com

If to the Representative, to:

James J. Dunne III

Email: [Redacted]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Lawrence S. Makow and Brandon C. Price

Email: EDHerlihy@wlrk.com, LSMakow@wlrk.com and

BCPrice@wlrk.com

or to such other mailing or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof.

Section 12.02                      Amendments and Waivers.

(a)                                      Except as otherwise provided herein, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that there shall be no amendment or waiver that pursuant to the DLLCA, the LLC Agreement or the Holdings Certificate of Formation requires further approval of the Holdings Members without their further approval unless such approval is obtained.

(b)                                      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03                      Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, Buyer shall bear all of the filing fees for (i) the Notification and Report Forms filed with the U.S. Federal Trade Commission and the Antitrust Division under the HSR Act and any pre-acquisition notification and reports formed under similar applicable antitrust law of any non-United States governmental antitrust authority and (ii) the application with FINRA pursuant to FINRA Rule 1017.

Section 12.04                      Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding upon and, except as provided in Section 12.11, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 12.11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its wholly owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 12.05                      Disclosure Schedules. Each of the Company Disclosure Schedule and the Buyer Disclosure Schedule (together, the “Disclosure Schedules”) has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, each section of each of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule and the Buyer Disclosure Schedule to the extent the relevance of such information to such section is reasonably apparent on the face of such disclosure. No information set forth in the Disclosure Schedules will be deemed to broaden, expand or enhance in any way the scope of Holdings’ representations and warranties, in the case of the Company Disclosure Schedule, the Company’s representations and warranties, in the case of the Company Disclosure Schedule, or of Buyer’s representations and warranties, in the case of the Buyer Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by Holdings, in the case of the Company Disclosure Schedule, the Company, in the case of the Company Disclosure Schedule, or by Buyer, in the case of the Buyer Disclosure Schedule, to any Person of any matter whatsoever, including any violation of Applicable Law or breach of contract.

Section 12.06                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such state.

Section 12.07                      Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or in the event (but only in the event) that neither such court has jurisdiction over such Action, the Delaware Superior Court, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08                      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.09                      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10                      Entire Agreement. This Agreement, the Disclosure Schedules, any Exhibits and Schedules to this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter thereof.

Section 12.11                      Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, other than (i) Section 7.02, which shall be enforceable by each of the current and former directors, officers and managers of the Company and the Company Subsidiaries and his or her heirs and representatives, (ii) Section 6.06 and Section 8.09, which shall be enforceable by the Representative, (iii) Section 8.04, including Section 8.04(c) of the Company Disclosure Schedule, which shall be enforceable by such Persons described in Section 8.04(c) of the Company Disclosure Schedule, and (iv) Section 12.16, which shall be enforceable by each of the Non-Party Affiliates and their heirs and representatives; provided, however, that from and after the Closing each of the Sellers shall be express third-party beneficiaries of Article II, Section 6.05(f), and Section 6.06(e) which shall be enforceable solely on their behalf by the Representative.

Section 12.12                      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.13                      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.14                      No Recourse to Debt Financing Sources. Notwithstanding any provision of this Agreement, Holdings, the Company and the Representative agree, in each case, on their own behalf and on behalf of their respective Affiliates (and in case of the Representative, on behalf of the Sellers), that none of the lenders or other the sources of the Debt Financing shall have any liability or obligation to Holdings, the Company or their respective Affiliates or to the Sellers arising from this Agreement. This Section 12.14 is intended to benefit and may be enforced by such lenders or other sources of the Debt Financing and shall be binding on all successors and assigns of Buyer, and is not intended to limit any liability or obligation arising from another Contract to which Holdings or the Company may be a party.

Section 12.15                      Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Closing, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing; provided that the foregoing shall not limit liability for Fraud by any party.

Section 12.16                      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action (whether in contract or tort, in law or in equity) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement) may only be brought against, the entities that are expressly named as parties hereto or thereto, as applicable, and then only with respect to the specific obligations set forth herein and therein with respect to such party, and subject to the limitations contained herein and therein (as applicable). No Person, including any past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract, tort, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of parties under this Agreement or any (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or any of the transactions contemplated hereby except to the extent expressly set forth in this Agreement. Nothing in this Section 12.16 shall limit liability for Fraud by any Non-Party Affiliate. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 12.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PIPER JAFFRAY COMPANIES

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	Chairman and Chief Executive Officer

RANGER HOLDINGS MERGER SUB LLC

By: Piper Jaffray & Co., its sole member:

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	Chairman and Chief Executive Officer

RANGER MERGER SUB INC.

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	President and Secretary

RANGER MORTGAGE FINANCE MERGER SUB LLC

By: Piper Jaffray Companies, its sole member:

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	Chairman and Chief Executive Officer

RANGER ADVISORS MERGER SUB LLC

By: Piper Jaffray Companies, its sole member:

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plans of Merger]

RANGER BROKER-DEALER MERGER SUB LLC

By: Piper Jaffray & Co., its sole member:

By:	/s/ Chad Abraham
Name:	Chad Abraham
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plans of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOP HOLDINGS, LLC

By:	/s/ James J. Dunne III
Name:	James J. Dunne III
Title:	Manager

SANDLER O’NEILL & PARTNERS CORP.

By:	/s/ James J. Dunne III
Name:	James J. Dunne III
Title:	President

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp., its sole general partner

	By:	/s/ James J. Dunne III
	Name:	James J. Dunne III
	Title:	President

[Signature Page to Agreement and Plans of Merger]

SANDLER O’NEILL MORTGAGE FINANCE L.P.

By:	MFGP L.L.C., its sole general partner

By:	Sandler O’Neill & Partners Corp., its sole member

	By:	/s/ James J. Dunne III
	Name:	James J. Dunne III
	Title:	President

SANDLER O’NEILL ADVISORS, L.P.

By:	SOAGP L.L.C., its sole general partner

By:	Sandler O’Neill & Partners Corp., its sole member

	By:	/s/ James J. Dunne III
	Name:	James J. Dunne III
	Title:	President

[Signature Page to Agreement and Plans of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

James J. Dunne III, solely in his capacity as the Representative

/s/ James J. Dunne III

[Signature Page to Agreement and Plans of Merger]